UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 2 TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Willing Holding, Inc.
(Exact name of Registrant as specified in its Charter)

Florida	26-0655541

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3 Centerview Drive
Suite 240
Greensboro, NC 27407
(Address of Principal Executive Offices) (Zip Code)

(336) 294-4212
Registrant’s telephone number, including area code:

Copies to:
Bruce C. Rosetto, Esq.
Greenberg Traurig, PA
5100 Town Center Circle, Suite 400
Boca Raton, FL 33486
Telephone: (561) 955-7625
Facsimile: (561) 367-6225

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None.	None.

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Common Stock, par value $0.0001
(Title of Class)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

ii

EXPLANATORY NOTE

          Willing Holding, Inc. is filing this Amendment No. 1 to the Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) on a voluntary basis to provide current public information about its business and operations to investors and shareholders. In this registration statement, unless the context otherwise requires, the terms “we” “us,” “our,” and the “Company” refer to Willing Holding, Inc., and our subsidiary, New World Mortgage, Inc., taken together as a whole.

          Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Securities Act”) we have elected to comply throughout this registration statement with the scaled disclosure requirements applicable to “smaller reporting companies.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Statements included in this Registration Statement that do not relate to present or historical conditions are called “forward-looking statements.” Such forward-looking statements involve known and unknown risks and uncertainties and other factors that could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions. Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” “plans,” “could,” “will” and similar expressions are intended to identify forward-looking statements. Our ability to predict projected results or the effect of events on our operating results is inherently uncertain. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Important factors that could cause actual performance or results to differ materially from those expressed in, or implied by, forward-looking statements include, but are not limited to: (i) industry competition, conditions, performance and consolidation, (ii) legislative and/or regulatory developments, (iii) our ability to grow our business through the acquisition of complementary businesses, (iv) risks associated with acquisition and the integration of assets or businesses we intend to acquire, (v) the effects of adverse general economic conditions, both within the United States and globally, (vi) success in retaining or recruiting officers, directors and employees, (vii) potential inability to obtain additional financing, particularly in light of the current liquidity crisis occurring in the United States and globally, (viii) limited pool of target businesses, and (ix) other factors described under “Risk Factors” below.

          Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

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Item 1.	Business

Our Company

          We were organized as a technology company in 2005 and have focused our efforts in the telecommunications industry and the development and sale of Internet-based products and services since our inception. Our operations in the telecommunications sector have consisted mainly of providing consulting services to other telecommunications companies. Recently, we acquired our wholly owned subsidiary New World Mortgage, Inc. (“New World”) located in Murrieta, California, whose operations have primarily been the telemarketing of various products and services. Initially, New World’s telemarketing consisted of selling residential and commercial mortgages and related products. However, as a result of the recent decline in the mortgage industry and the real estate market, New World has retrained its telemarketing and sales personnel to provide new Internet products and services. Notwithstanding the Internet related sales, we continue to focus our efforts on engaging in four distinct types of businesses in the telecommunications industry, all of which will be primarily conducted in the United States. We anticipate our businesses will include one-stop service capabilities which will allow us to develop, design, engineer, manage, install, construct, operate and maintain services on behalf of our customers for telecommunications and related systems. We expect to utilize the marketing ability of New World’s sales and marketing department in developing our telecommunications business as well. We also continue to seek telecommunications consulting engagements, although we do not presently have any active engagements. Our Chief Executive Officer, Mr. Gideon Taylor, is currently in communication with telecommunication infrastructure companies with respect to potential future business partnerships and government contracts.

History of the Business

          Willing Holding, Inc.

          We were organized as a limited liability company in Florida in November 2005 under the name The Perfect Web LLC, and operated as a subsidiary of Perfect Web Technologies, Inc. (“PWTI”). PWTI created this subsidiary for the purpose of building a telecommunications, technology and marketing company under the leadership of Gideon Taylor, our Chief Executive Officer and Chairman of our board of directors and a former member of the board of directors of PWTI.

          Soon after our organization, Mr. Taylor identified the primary areas of the technology and telecommunications industries that we would focus our efforts. Using his past experience as founder and chairman of the board of directors of Able Telecom Holding Corp. (“Able Telecom”), a provider of specialized communication services and products relating to the engineering, installation and maintenance of telecommunication networks, Mr. Taylor decided on telecommunications infrastructure as the primary business focus.

          From 2006 to 2007, we began putting together our management team and a group of consultants to research the telecommunications market and search for potential state and government contract opportunities. Members of this team in many cases were former employees and businesses that were employed by or owned by Able Telecom. In addition to seeking our own government contract opportunities, we acted as consultants to technology companies, advising them on how to best obtain federal contracts and to set up telecommunications networks. Although we were not paid for any of this consulting work, some of the companies with which we worked indicated they were interested in joint venturing certain business opportunities with us but were also interested in being acquired by us. However, no binding agreements with respect to either joint ventures or acquisitions were entered into with any of these companies and the indications we received merely reflect potential opportunities for us in the general telecommunications market. During this time we also identified areas of telecommunications technology development that we would begin to research and develop. We continue to seek telecommunications consulting engagements, although we do not currently have any active engagements. Mr. Taylor is currently in communication with telecommunication infrastructure companies with respect to potential future business partnerships and government contracts.

          We filed a certificate of conversion with the Secretary of State of Florida to convert to a Florida profit corporation in August 2007, changing our name to The Perfect Web, Inc., and then changed our name again to Willing Holding, Inc. in January 2008. On July 31, 2008, our then-majority shareholder, PWTI, spun-off 1,000,880 of its shares of our common stock to its shareholders. PWTI then returned to us the remaining 18,999,120 shares of our common stock for cancellation, effective as of the same date. The purpose of the cancellation was so that we could be an independent operating company after the spin-off. PWTI did not receive any compensation for the cancelled shares.

          New World Mortgage, Inc.

          During 2008, we moved to complete our management team by locating experienced sales personnel. Having met and interviewed Mr. Kevin Leonard, the principal at New World Mortgage, Inc. (“New World”), we decided to acquire Mr. Leonard’s sales and marketing team and telemarketing call center through the acquisition of New World.

          On April 15, 2008, we acquired 100% of the outstanding common stock of New World, a California corporation organized in March 2001, in exchange for issuing 25,000 shares of our common stock to Francis Leonard, the father of Kevin Leonard and previously the sole shareholder of New World. Since October 15, 2008, we and Francis Leonard have had the right to rescind the acquisition transaction on the terms set forth in the stock purchase agreement, including for example, bankruptcy of either party, death or permanent disability of Mr. Francis Leonard, failure of New World to maintain certain cash flow margins or our failure to use our best efforts to fund the growth of New World. This right of rescission has no expiration date.

          General Development of Business and Overview

          In 2003, Mr. Kevin Leonard and his father, Francis Leonard, initially founded New World as a privately held mortgage brokerage/banking firm. Until recently, as a company providing mortgage brokerage/banking services, New World specialized in both online and subprime lending and provided the following six distinct services:

•	Real Estate Brokerage

•	Real Estate Agent Training program

•	Escrow

•	Credit Restoration and Repair

•	Mortgage Market / Lead Generations

•	Contract Mortgage Processing

          New World’s home and commercial loan programs included: purchase, refinance, debt consolidation, home equity loans, second mortgages, construction loans, and home improvement loans to a wide range of credit borrowers. New World provided financing for a wide variety of properties, including:

Mixed Use/Apartment Buildings – integrated residential spaces with commercial uses, such as retail or office space. Often these properties have a ground floor retail store or office with apartment(s) above, all in the same building.

Self-Storage Facilities – facilities designed primarily for storage. This category also includes cold storage, RV and boat storage facilities, and truck terminals (transit facilities).

Retail/Office Buildings – stand-alone buildings such as offices, supermarkets, convenience stores, drug stores, department stores, bakeries, and beauty shops - as well as strip centers, and neighborhood and community shopping centers.

Warehouses/Light Industrial Properties – single- and multi-tenant facilities that are used for warehousing, light manufacturing, distribution, research and development.

Automotive Services – auto repair facilities, retail auto shops and part supply stores.

Special Purpose/Unique Properties – commercial and unique properties such as day care and educational facilities, funeral homes, campgrounds, outdoor entertainment centers, trailer and mobile home parks and marinas.

Hotels/Motels – hotels and motels in various sizes and locations. Restaurants – owner-occupied and leased facilities, fast-food and full-serve restaurants in neighborhood settings or urban.

Multi-Family Housing – residential structures that contain five or more dwelling units in the same building.

          In July 2003, New World opened its first licensed location in the Southwestern United States. By July 2004, New World had opened its first licensed location in the Northeastern United States. In July 2006, the Company had licensed locations in 25 states and over 300 loan originators (“virtual loan officers”) and independent service branches and launched an online Broker and Banker Platform. Much of New World’s growth was attributable to its telemarketing call center located in its main office in Murrieta, California.

          New World acted primarily as a mortgage broker generating potential home and commercial clients. New World, through its telemarketing and sales efforts and its virtual loan officers would utilize one-to-one relationships or its Broker and Banker Platform to match a home and commercial client mortgage request with a mortgage lender. In some situations, New World invested in mortgages by purchasing loans and seeking to resell them to investors. Unsold mortgages are held as company assets.

          In 2006, New World created an online Broker and Banker Platform to utilize the Internet to cut down on the time it would take the virtual loan officers to create a data file of information on a prospective mortgage client, process the data with the mortgage lender or multiple lenders and obtain a mortgage commitment for a particular client.

          Mortgage Loan Process

          The virtual loan officers independently develop marketing plans to locate potential clients of home and commercial mortgages. The virtual loan officers distribute the home and commercial mortgage leads to New World for the introduction to mortgage lenders either manually or through New World’s Broker and Banker Platform. New World has established relationships with mortgage lenders that provided various home and commercial mortgage options.

          Clients seeking loan products began the New World process either by contacting a virtual loan officer, contacting New World via its telemarketing sales organization or by completing a form located on its online Broker and Banker Platform. Clients would also contact a virtual loan officer or a New World representative directly to complete a qualification form based on the instructions and answers to questions. After the qualification form was complete, New World’s Broker and Banker Platform automatically retrieved the particular consumer’s credit score. The clients’ data and credit scores are then automatically compared to the underwriting criteria of the lenders with whom we had lending arrangements and mortgage products. If a client qualified they could receive multiple loan offers in response to a single request and then compare, review, and accept the offer that best suited their needs.

          Online Broker and Banker Platform

          The Broker and Banker platform is New World’s online lead generation technology that offers a fast, online solution that matches a client’s mortgage loan information with lenders’ mortgage products designed to cut down on the time to a mortgage commitment.

          The Broker and Banker platform is made up of the following integrated components:

Web site Interface:

•	Client – online form and credit application;

•	Online communication of mortgage products;

•	Customer care support;

•	Automated email tools;

•	Product and pricing configuration for automated pre-qualified offers; and

•	Offer conditions and rules-based closing costs.

          Repositioning of the Business

          In 2008, Mr. Kevin Leonard recognized the downturn in the housing and mortgage industry. He repositioned the sales organization and telemarketing operation of New World to providing and selling search engine optimization (“SEO”) products and services created and supported by New World. As a result, New World is in the process of winding down its mortgage operations and expects to cease these operations altogether in 2009. In the meantime, we are using the experience of New World’s sales organization and telemarketing operation as a foundation for our marketing department in the telecommunications industry.

Business Strategy

          We were initially organized as a technology company that sought to provide consulting services as well as develop and/or acquire new and developing technologies. Based on the background of Mr. Gideon Taylor, our Chief Executive Officer, and his experience in the telecommunications industry, we decided to place a particular emphasis on the telecommunications market for our business. Specifically, our strategy is to capture a share of the market for outsourced network installation, maintenance and system integration services in the telecommunications market. We believe that customers will continue to require these services to deploy and upgrade the fiber optic, coaxial and digital network infrastructure associated with advancements in technology and the competition created by the convergence of the telecommunications, computer and media industries. We intend to capture a share of this market primarily through strategic acquisitions and internal growth of our existing and proposed lines of business. We believe that the telecommunication and related services industry is highly fragmented, consisting of a large number of smaller, regional businesses and presents significant opportunities for consolidation. We plan to target those businesses with high quality management and strong performance records and to integrate such acquired operations into organization groups as discussed below (the “Organizational Groups”).

          Additionally, we intend to expand our business by broadening the range of services we offer to customers. We believe our management’s experience in telecommunications, systems integration, network services, construction and telecommunication engineering will allow us to internally create new service opportunities for our customers and to identify acquisition candidates in areas that will complement our existing and anticipated strengths. We further anticipate improvement in our profit margin through cross-utilization of human and other resources among the Organizational Groups we intend to create. We also intend to centralize certain operational, administrative and financial and accounting functions.

          The experience of our subsidiary, New World, will facilitate our technology business by allowing us to participate in the e-commerce sales marketplace. Prior to our acquisition of New World, the decline in the mortgage industry generally and the significant reduction in new mortgage funding made the continuation of its mortgage operations economically unfeasible. As a result, New World moved into e-commerce sales and website design for small businesses as described in greater detail below. We are in the process of completing our winding down of the operations of New World as they relate to mortgages and may incur additional losses as a result. We anticipate that in fiscal year 2009, we will treat the mortgage services business as a discontinued operation. We intend to keep our existing office in Murrieta, California and our current employees for the near future, however, these employees are currently being trained to focus on e-commerce sales. In addition, we intend to utilize New World’s sales organization and telemarketing operation in the telecommunications side of our business.

Organizational Groups and Customers

          To date our operations have been limited to consulting in the telecommunications industry and through our subsidiary, New World, the telemarketing of residential and commercial mortgages and related products and more recently, the development and sale of Internet-based products. We intend to continue and expand these telemarketing and Internet activities through our Telemarketing Group. We intend to acquire and/or establish three additional types of businesses, all of which will be primarily conducted in the United States. In most of our business activities, we face competition from entities that may be larger and may have substantially greater financing, distribution and marketing resources than we have.

          Current Operations

          TELEMARKETING GROUP. Historically, New World had primarily managed a call center with an office located in Murrieta, California. New World employed either a live operator or a recorded message, in which case it is known as “automated telemarketing,” using voice broadcasting to acquire business from potential residential and/or commercial mortgages.

          Prior to the emergence of a economic slowdown and its adverse effect on the mortgage and housing industries, New World developed an e-commerce platform that combines search engine optimization (“SEO”) and website design for small business, its primary market. The service, located at www.toprankedlisting.com, is focused on placing its clients in the top of the major search engines local directories that include those provided by Yahoo and Google.

          New World’s SEO and web site design platform has been developed by its in-house computer and software engineers. The SEO software utilizes algorithms and computer code in an attempt to gain top placement on both Yahoo and Google local directories. New World charges its customers a monthly subscription fee that includes the initial website design and placement.

          As a result of the decline in the mortgage industry, New World significantly reduced its telemarketing and sales staff and retrained its remaining staff to offer and sell its SEO products and services. New World’s sales staff has since become familiar with the software and been instructed by New World’s management in the sales overview and target market of potential clients who would benefit from the SEO products and services. At this time, New World has completely moved its telemarketing and sales organization to selling its e-commerce products and services to customers in other industries. Additionally, we intend to utilize the marketing resources of the Telemarketing Group in conjunction with our executive officer’s telecommunication experience to develop, build and maintain communications systems for companies and governmental authorities.

          Future Planned Operations

          NETWORK SERVICES GROUP. We intend to acquire a telecom company or the assets of a telecom company that would provide telecommunications network services through two divisions: (i) a newly formed Telecommunications Systems Integration Division which we expect will perform general contracting services for large-scale telecommunications projects, and (ii) a Telecommunications Construction Division which will specialize in the construction of network projects or project phases.

          We intend to provide turnkey telecommunications infrastructure solutions through our Telecommunications Systems Integration Division. As a telecommunications systems integrator, we intend to provide “one-stop” capabilities that include project development, design, engineering, construction management, and ongoing maintenance and operations services for telecommunications networks. We anticipate the projects will include the construction of fiber networks that provide advanced digital voice, data and video communications and wireless infrastructure deployment by our Telecommunications Construction Division.

          The Telecommunications Systems Integration Division has identified the “project development” segment as a “niche” market for its services, and intends to provide network alternatives to large public agencies, utilities and telecommunications service providers through the use of public-private partnerships and other financing models unique to the industry. These potential customers often must choose between building their own networks or using an existing telecommunication service provider’s network. Once a customer has decided to build its own network, we anticipate that we would assist the customer in preparing a viable and customized project business plan that addresses the customer’s specific telecommunications needs, including budgetary and other concerns.

          NETWORK DEVELOPMENT GROUP. We are planning to acquire a telecom company or the assets of a telecom company that would be able to design, engineer, construct, operate and maintain state-of-the-art, “future proof” (designed for low cost upgrades to avoid obsolescence), fiber optic networks providing virtually unlimited bandwidth, and a comprehensive suite of cutting edge multimedia telecommunications services for users in Tier 3 cities (those with populations between 100,000 and 250,000).

          CONSTRUCTION GROUP. We are planning to acquire a company that would be able to install and maintain traffic control and signalization devices. These services include the design and installation of signal devices (such as stoplights, crosswalk signals and other traffic control devices) for rural and urban traffic intersections, drawbridge and railroad track signals and gate systems, and traffic detection and data gathering devices.

          We also intend to design, develop, install, maintain and operate “intelligent highway” communications systems that involve the interconnection of data and video systems, fog detection devices, remote signalization or computerized signage. These systems will monitor traffic conditions, communicate such conditions to central traffic control computers, and provide real-time responses to dynamic changes in traffic patterns and climate conditions by changing speed limit display devices, lowering traffic control gates, or changing the text on remote signs and signals. We also plan to acquire the capability to install and maintain computerized manufacturing systems for various industrial businesses. Many of the functions of the Construction Group, particularly those involved in intelligent highway systems, will complement those of the Network Services Group.

Acquisition Strategy

          We plan to focus our telecommunication business primarily in the United States. Furthermore, we intend to enter into the telecommunications industry primarily through the acquisition of businesses that will complement the Organization Groups we plan to establish. It is also possible that we may leverage the assets of a company that we acquire for one Organizational Group to establish services in one of the other Organizational Groups.

          We anticipate that we will fund any acquisitions through the use of debt and/or equity as necessary and appropriate. We are still in the process of formulating the criteria we will apply in determining the most suitable candidates with which to effect a business combination to implement our business strategy. We anticipate that our strategy will be designed to diversify our operations through the acquisition of businesses and assets with existing product lines with industry name recognition and which complements the Company’s then-existing businesses. Through this growth strategy, we believe the Company will have the ability to add product lines and services without the substantial initial capital requirements necessary to start new businesses, achieve name recognition for new products and build a reputation for quality.

          We intend to accomplish these strategic acquisitions through a combination of debt and/or equity financing. We anticipate that these acquisitions will be completed principally through the issuance of additional shares of our common stock as purchase price consideration. In addition, in order to accomplish our acquisition strategy on a longer-term basis, we are likely going to require additional financing. This will likely entail the issuance of additional shares of common stock or common stock equivalents through public and/or private placements of our securities. We may also seek to secure debt financing through either obtaining a line of credit or other similar credit facility, or through the issuance of debt instruments such as promissory notes or debentures. With the current state of the credit markets, however, it is not likely that we will be able to obtain favorable terms for debt financing, if such financing is available at all.

Marketing

          We intend to utilize our Telemarketing Group to drive sales and leads to a dedicated sales group. We expect to market our planned systems integration services through a dedicated sales group, which we will need to increase from its current size and scope if we grow as planned. We anticipate that our sales group will market directly to potential customers, including municipalities and other government authorities, telecommunications companies and utility companies. We expect that our salespeople will work with those responsible for project development and funding to facilitate network design and funding procurement.

          We intend to market our planned telecommunications construction services to local and long distance telephone companies, utility companies, local municipalities and certain corporations with particular communications needs. In addition, we intend to market our planned construction services to certain systems integrators. We anticipate that we will have a dedicated sales force, as well as members of each business groups senior management, which will actively market our services to certain defined geographic regions.

          Additionally, we intend to market our planned transportation construction services to be provided by our Construction Group to state and local departments of transportation, public/private toll authorities and certain international authorities.

Customers

          Our existing customers are located primarily in the United States and are derived from selling our SEO products and services. We do not currently depend on one or a few customers for our business. Our SEO products and service are sold on a subscription basis and our customers are charged month to month for the service. We expect to have small businesses as customers and do not anticipate relying on any major customers in the future.

Seasonality

          Our SEO business is not seasonal and we do not anticipate that our proposed telecommunications business will be subject to significant seasonal variations.

Competition

          TELEMARKETING GROUP. Recent federal and local restrictions on telemarketing and the current mortgage crisis have caused the competitive environment to become more restrictive, causing many companies to go out of business. Individuals are increasingly turning to the Internet for mortgage rate and loan information and large banks and real estate firms to provide mortgage services. The Telemarketing Group’s largest Internet competitors in the mortgage industry included eLoan.com, Lendingtree.com and Ditech.com. The large banks and real estate competitors include Countrywide®, Wachovia, Bank of America, and Coldwell Banker. All of these competitors are larger; have substantially greater financial, distribution and marketing resources; and have more established reputations than we do. However, we are planning to discontinue our mortgage operations in the near future.

          The Telemarketing Group’s leading SEO competitors include Performics, ClickResponse, WebMetro and SEOP. The nature of Internet based business allows large companies to include SEO and search engine marketing (“SEM”) products and services as part of their business mix and because the barriers to entry are so low, small consultants or individuals also compete with us. Many of these competitors may be larger, have substantially greater financial, distribution and marketing resources, and may have more established reputations than we do.

          NETWORK SERVICES GROUP. We believe the Telecommunications Systems Integration Division of the Network Services Group we intend to create would compete for business in two segments: the traditional Request for Proposal (“RFP”)/bid based segment for the installation and integration of infrastructure projects, and a less traditional “project development” segment. Our largest competitors in the traditional RFP/bid based segment would be telecommunications service providers.

          We expect that our Telecommunications Construction Division would compete for business with several competitors on a much larger scale. In addition, we expect that the Telecommunications Construction Division will also compete in a market characterized by a large number of smaller size private companies generally operating in a limited geographic area or with a few principal customers. The Telecommunications Construction Division’s largest competitors will be MasTec, Inc. and Dycom, Inc.

          NETWORK DEVELOPMENT GROUP. The competitive environments within the large metropolitan areas (called Tier 1 cities), such as New York, Los Angeles, Chicago and Atlanta, already have an incumbent local exchange carrier (“ILEC”) and multiple competitive local exchange carriers (“CLECs”) competing for their large, high volume, business base. An ILEC is a telephone company that was providing local service when the Telecommunications Act of 1996 was enacted (typically part of the former “Bell” system) and a CLEC is a telephone company that competes with ILECs. In addition, due to the high density of apartment complexes, many are served by more than one cable company.

          In contrast, the Tier 3 cities that the Network Development Group would target typically have the ILEC, one cable company, and in some cases facilities based CLECs targeting a limited area of businesses. In most cases both the cable company and the ILEC have legacy infrastructures with very limited capability to provide modern services.

          CONSTRUCTION GROUP. The market in which we expect the Construction Group will compete is characterized by large competitors who meet the experience, bonding and licensure requirements for larger projects and by small private companies competing for projects of $3 million or less in limited geographic areas. The Construction Group’s largest competitors include Lockheed Martin, Traffic Control Devices of Florida and MasTec, Inc. The Construction Group’s smaller competitors are High Power of Florida and Fishback & Moore. Due to the nature of this segment of the telecommunications industry, we expect that a number of these competitors will be larger; have substantially greater financial, distribution and marketing resources; may have more established reputations than we will.

Our Competitive Advantages

          We believe that our competitive advantage is concentrated in our Telemarketing Group and their ability to create and generate leads for our intended sales organization. Our ability to utilize our telemarketing and sales force greatly enhances our ability to compete with larger organizations.

          We believe we can shorten the typical contracting process that entails the development of a list of qualified bidders and the establishment of a bid schedule, the distribution of, and response to, an RFP, and the awarding of the contract to an approved service provider by/through our industry experience, and existing relationships with contractors and vendors. We intend to shorten the selling cycle, which is usually 12 to 24 months in duration, through our telemarketing call center and lead generation programs.

          We believe that no other company presently provides the kind of complete, turnkey project development service for their customers that we propose to provide. However, other systems integration companies may develop the expertise, experience and resources to provide services that achieve greater market acceptance, or that are superior in both price and quality to our services, and we may not be able to maintain a competitive position.

Government Regulation

          In the United States, there are two major federal laws that specifically address telemarketing, the Telephone Consumer Protection Act (“TCPA”), which authorized the Federal Communications Commission (the “FCC”), to adopt rules implementing the TCPA, and the Telemarketing and Consumer Fraud and Abuse Prevention Act (“Fraud Prevention Act”), which authorized the Federal Trade Commission, to adopt the Telemarketing Sales Rule (“TSR”). Over the past few years, the TSR has been amended to include several new restrictions on telemarketing activities. In addition, the states have various regulatory restrictions and requirements for telemarketing companies.

          The TCPA places restrictions on unsolicited automated telephone calls to residential telephone subscribers by means of automatic telephone dialing systems, prerecorded or artificial voice messages and telephone fax machines. In addition, the regulations require companies to develop a “do not call” list and to train their personnel to comply with these restrictions. The TCPA creates a right of action for both consumers and state attorneys general. A court may award damages or impose penalties of $500 per violation, which may be trebled for willful or knowing violations.

          Except as set forth above, we do not believe our Telemarketing Group’s SEO business is currently subject to any other significant government regulation in the United States directly applicable to Internet operations with access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet it is possible that a number of laws and regulations may be adopted at the local, national or international levels with respect to the Internet, covering issues like user privacy and expression, pricing of products and services, taxation, advertising, intellectual property rights, information security or the convergence of traditional communication services with Internet communications.

          We are subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. In addition, if we are able to successfully expand into the telecommunications industry, we will likely become subject to a variety of additional state and federal government regulations. The nature and effect of such regulations will depend in large part on the type of businesses we enter into in the future.

Research and Development

          Although we have considered several potential ideas for use in the telecommunications industry, we did not conduct any significant research and development activities in the last two fiscal years and do not have any specific plans for research and development in 2009.

Intellectual Property

          We intend to protect our original intellectual property through a combination of non-compete and confidentiality agreements, along with patents, copyrights and/or trademarks as appropriate. Copyright laws and applicable trade secret laws may protect our proprietary algorithms and computer code, however, we have not initiated the process of applying for any federal copyright, trade mark or other similar registration.

Employees

          As of March 31, 2009, our Telemarketing Group employed 3 full-time employees and 4 independent contractors. In addition, we currently employ our chief executive officer and the chief executive officer of New World on a full-time basis. None of our employees are covered by a collective bargaining agreement. We believe that we have a good relationship with our employees.

Available Information

          Our principal executive offices are located at 3 Centerview Drive, Suite 240, Greensboro, NC 27407, and our telephone number is 336.294.4212. Before the filing of this Registration Statement, we have not filed reports with the SEC. Our former parent corporation, Perfect Web Technologies, Inc., was not required to file reports with the SEC. This Registration Statement and all of our future reports required to be filed by Sections 13(a) or 15(d) of the Exchange Act, including copies of our future Annual Reports on Form 10-K, future Quarterly Reports on Form 10-Q, future Current Reports on Form

8-K, future Proxy Statements and any amendments to those reports, will be available free of charge by writing to us at: Willing Holding, Inc., 3 Centerview Drive, Suite 240, Greensboro, NC 27407, Attn: Chief Executive Officer. These reports will be made available as soon as reasonably practicable after they are filed with or furnished to the SEC. Any materials we file with the SEC may also be requested from the SEC’s Public Reference Room at 100 F. Street, NE, Washington, D.C. 20549, or by calling (800) SEC-0330. In addition, our filings with the SEC are electronically available via the SEC’s web site at http://www.sec.gov.

Item 1A.	Risk Factors

          This section sets forth the material risks faced by the Company. You should carefully consider the risks described below in conjunction with the other information in this Registration Statement and related financial statements. Our business, financial condition and results of operations could be harmed by any of the following risks, or by other risks identified throughout this Registration Statement. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in, or implied by, the forward-looking statements.

We have a limited operating history on which to evaluate our business and operations.

          To date, our only significant operations have been those of our Telemarketing Group. We have also been working on laying the foundation for the telecommunications aspects of our business. In executing our business strategy to primarily focus on the telecommunications industry, we face many of the same risks, including difficulties and delays frequently encountered with the commencement of operations, operational difficulties, and our potential underestimation of initial and ongoing costs. Our revenues and operating results are difficult to forecast and our projected growth is completely dependent on our ability to complete our entry into the telecommunications industry. Although Gideon Taylor, our chief executive officer, has experience in the telecommunications industry, it is nearly impossible for us to accurately predict our ability to succeed in that industry. We believe that period-to-period comparisons of our operating results thus far should not be relied upon as an indication of future performance because we will be entering into a completely different industry.

We incurred an operating loss for the twelve months ended December 31, 2008 which raises doubts about our ability to continue as a going concern, and if we do not achieve profitability we may be forced to cease operations.

          On a consolidated basis, we incurred an operating loss of approximately $4,188,974 for the twelve months ended December 31, 2008, which included a loss of $1,050,85 incurred by our subsidiary, New World, and a loss of $2,779,25 incurred by Willing Holding. Our profitability is dependent upon management’s ability to increase our revenues, reduce our cost of sales and operating expenses and develop profitable operations. As the decline in the mortgage and housing industry has continued during the last year, we have been forced to curtail our mortgage operations almost completely. It is highly unlikely that we will attain profitability based on the mortgage side of our business. In addition, although we have been developing the telecommunications portion of our business for the last several years by seeking state and federal government contracts and by seeking joint ventures with other telecommunications companies, we have not yet generated any revenues from these activities.

          The circumstances discussed above raise substantial doubt about our ability to continue as a going concern in the normal course of business. Our existence is dependent upon our management’s ability to develop profitable operations, or obtain other sources of cash to repay our outstanding obligations and resolve our liquidity problems. If we are not able to continue as a going concern, we may cease to operate and investors will lose some or all of their investment.

          Profitability is not easily obtained in the telecommunications industry, particularly for small companies such as ours. In the Telecommunications Construction Division we intend to create, for example, our profitability will be based on our ability to deliver our services within the estimated costs used to establish the pricing of our contracts. We expect that a significant majority of any contracts we may obtain will be based on units of delivery and revenue will likely be recognized as each unit is completed. As the price for each of the units is fixed by the contract, our profitability could decline if our actual costs to complete each unit were to exceed our original estimates. Our process for estimating costs will be based upon the professional knowledge and experience of our project managers and financial professionals whom we have yet to identify or hire. However, any changes in original estimates, or the assumptions underpinning such estimates, may result in revisions to costs and income and may negatively impact our profitability.

If we fail to successfully implement our business strategy either through effecting one or more business combinations or internal growth, our ability to increase our revenues and operating profits could be adversely affected.

          A significant component of our business strategy involves consummating a business combination or several business combinations which will allow us to target potential customers for our Organizational Groups, and subsequently utilizing our existing sales force and management expertise to increase our revenues and profit margin. We are still in the process of formulating the criteria we will apply in determining the most suitable candidates with which to effect a business combination to implement our newly adopted business strategy.

          In addition, our failure to integrate future acquisitions successfully could adversely affect our business and results of operations. Future acquisitions may expose us to operational challenges and risks, including the diversion of management’s attention from our existing business, the failure to retain key personnel or customers of an acquired business, the assumption of unknown liabilities of the acquired business for which there are inadequate reserves and the potential impairment of acquired intangible assets. Our ability to grow and maintain our competitive position may be affected by our ability to successfully integrate any businesses acquired.

We may not be able to manage the growth of our operations and acquisitions that we pursue could disrupt our business and harm our financial condition.

          We intend to undertake strategic acquisitions of businesses, products or technologies and as a result, we may have rapidly and significantly expanding operations. We anticipate that such expansion will be required to grow our customer base and successfully implement our business strategy, however, we may not be able to successfully finance or integrate any such businesses, products or technologies. Our future performance depends in part upon our ability to manage our growth effectively. We may not be able to implement management information and control systems in an efficient and timely manner, and our current personnel and systems may not be adequate to support our future operations. In addition, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations. We may allocate resources, such as time and money, on projects that do not increase our earnings. To the extent we pay the purchase price of any acquisition in cash, it would reduce our cash balances; similarly, if the purchase price is paid with our stock, it would be dilutive to our shareholders. If we are unable to manage our growth effectively, our business will suffer.

We will need additional financing and may not be able to raise additional financing on favorable terms or at all, which could increase our costs, limit our ability to grow and/or dilute the ownership interests of existing shareholders.

          We will require substantial working capital to fund our business. We believe that our current working capital, including our existing cash balance, together with our future cash flows from operations, will not be adequate to support our current or planned future operations. When we need additional financing, whether for acquisitions or expansion or to fund a significant downturn in sales, an increase in operating expenses, or otherwise, adequate financing may not be available on acceptable terms, if at all. We may in the future seek additional financing from public or private debt or equity financings to fund our planned entry into the telecommunications industry, or take advantage of opportunities or favorable market conditions. Such financings may not be available on terms favorable to us or at all. To the extent any such financings involve the issuance of equity securities, existing shareholders could suffer dilution. If we raise additional financing through the issuance of equity, equity-related or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our Class A and Class B common stock, and our shareholders would experience dilution of their ownership interests. If additional financing is required but not available, we would have to implement further measures to conserve cash and reduce costs, which could delay or prevent our entry into the telecommunications industry. Our failure to raise required additional financing could adversely affect our ability to maintain, develop or enhance our product offerings, take advantage of future opportunities, respond to competitive pressures, or continue operations.

A continuation or worsening of global financial and economic conditions could adversely impact our ability to enter into the telecommunications industry or to continue our current operations.

          The recent global financial and credit market disruptions have reduced the availability of liquidity and credit generally necessary to fund expansion of global economic activity. The shortage of liquidity and credit, combined with recent substantial reductions in asset values, could lead to an extended worldwide economic recession. Current conditions have made, and will likely continue to make, it difficult to obtain new funding for our operating and capital needs, if required, from the credit and capital markets. In particular, the cost of raising money in the debt and equity capital markets has increased, while the availability of funds from those markets has diminished. Also, as a result of concern about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining funding from the credit markets has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards and reduced and, in some cases, ceased to provide funding to borrowers.

          Due to these factors, we cannot be certain that funding for our operating or capital needs will be available from the credit and capital markets if needed and to the extent required, or on acceptable terms. If funding is not available when needed, or is available only on unacceptable terms, we may be unable to fund operations or to acquire any new businesses through the use of debt or other similar types of financing, any of which could have a material adverse effect on our revenues, financial position and results of operations.

Our business could be harmed by adverse economic conditions in our target markets or reduced spending on information technology and telecommunication products.

          Economic downturns may adversely affect consumer spending, asset values, consumer indebtedness and unemployment rates, which in turn can negatively impact our business. Our business currently depends on the overall demand for information technology, and in the future, for telecommunications systems. The purchase of the products in the telecommunications market we intend to serve will involve significant upfront expenditures. In addition, the purchase of the products we intend to sell can be discretionary and may involve a significant commitment of capital and other resources.

          During times of economic slowdown, telecommunications customers often reduce their capital expenditures and defer or cancel pending projects. Such developments occur even among customers that may not be experiencing financial difficulties. For example, if we obtain customers who provide satellite communications to consumers across the country, such companies could be adversely impacted by an economic downturn if new subscriptions and upgrades for new and existing consumers are not ordered at the rate that we and our customers anticipate. Moreover, during an economic downturn, our customers may not have the ability or desire to continue to fund capital expenditures for infrastructure at their current levels. Weak economic conditions in our target markets, or a reduction in information technology or telecommunications spending even if economic conditions improve, would likely adversely impact our business, operating results and financial condition in a number of ways, including longer sales cycles, lower prices for our products and reduced sales. Additionally, future slowdowns in the industries we intend to serve may impair the financial condition of one or more of our customers and hinder their ability to pay us on a timely basis or at all.

Current conditions in the residential mortgage market and housing markets continue to adversely affect our existing and potential earnings and financial condition and accordingly we intend to discontinue our mortgage industry operations.

          The residential mortgage industry in the United States has experienced a variety of difficulties and changed economic conditions that has adversely affected our subsidiary, New World’s revenue, earnings and financial condition in the fiscal years ended December 31, 2007 and 2008. Housing prices in most parts of the United States have also declined or stopped appreciating, after extended periods of significant appreciation. In addition, the liquidity provided to the mortgage sector has recently been significantly reduced. This liquidity reduction, combined with our decision to reduce our exposure to the nonprime mortgage market, caused our subsidiary, New World’s mortgage production to decline. Similar trends have emerged beyond the nonprime sector, especially at the lower end of the prime credit quality scale, and have had a similar effect on our related liquidity needs and businesses in the United States. A continuation of these conditions, which we anticipate in the near term, may continue to adversely affect our financial condition and results of operations on a consolidated basis and accordingly, we intend to discontinue operations in the mortgage services business in the beginning of fiscal year 2009.

Our success is dependent, in part, upon our executive officers and other key personnel, and the loss of key personnel, or if we are unable to attract and retain key personnel, could materially adversely affect our business.

          Our success depends, in part, on our executive officers and other key personnel including Gideon Taylor, our Chairman and chief executive officer. Mr. Taylor has significant telecommunication industry experience and would be difficult to replace. Moreover, our senior management team is small. It is presently comprised of Gideon Taylor and Kevin Leonard, the latter of whom is chief executive officer of our subsidiary, New World, and we believe we are in a critical period of competition in the financial services industry and the telecommunications industry. We will need to retain additional personnel if we are successful in expanding into the telecommunications market. The market for qualified individuals in that industry is highly competitive, however, and we may not be able to attract and retain qualified personnel or candidates to replace or succeed members of our senior management team or other key personnel, including our sales group. In addition, we do not maintain “key man” insurance on any of our officers or key personnel. The loss of key personnel could materially adversely affect our business.

Control by our officers, directors and principal shareholders could limit the ability of our other shareholders to influence business matters.

          As of March 31, 2009, approximately 1,108,409 (59%) of our outstanding shares of Class A common stock were beneficially owned by ours and our subsidiary’s officers, directors and our largest shareholder. In addition, Gideon Taylor, our chief executive officer and Chairman of our board of directors, owns 750,000 shares of our Class B common stock. The holders of the Class B common stock are entitled to vote in all matters together with the Class A common stock and each share of Class B common stock is entitled to twenty (20) votes per share. As a result, Gideon Taylor is currently able to control all matters requiring shareholder approval including the election of directors and approval of significant transactions, such as any sale of the Company or our assets. This concentrated control will limit your ability to influence Company matters and, as a result, Mr. Taylor may take actions that our other shareholders may not view as beneficial. For example, this concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Company, which in turn could cause the value of our securities to decline or prevent our shareholders from realizing a premium for their securities.

The telecommunications infrastructure service industry is highly competitive and potential competitors face few barriers to entry. Our inability to compete successfully could adversely affect our results of operations.

          The telecommunications industry is highly competitive and we will compete with other companies in most of the markets in which we intend to operate. We will compete with other independent contractors, including numerous small, owner-operated private companies, as well as several companies that may have financial, technical and marketing resources that exceed our own. We may also face competition from customers who employ in-house personnel to perform some of the same types of services as we intend to provide. There are relatively few significant barriers to entry into the markets we intend to serve, and as a result, any organization that has adequate financial resources and access to technical expertise may compete with us. Increased competition in the markets we intend to serve may have a negative effect on our financial results. Competitors may develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to the services we intend to provide, and we may not be able to maintain or enhance our competitive position. Most of our future customers’ work will be awarded through a bid process. Consequently, price is often the principal factor in determining which service provider is selected, especially on smaller, less complex projects. Smaller competitors are sometimes able to win bids for these projects based on price alone due to their lower costs and financial return requirements.

Many of the industries we intend to serve are subject to consolidation and rapid technological and regulatory change, and our inability or failure to adjust to our customers’ changing needs could reduce demand for our planned services.

          We anticipate that we will derive a substantial portion of our revenue from customers in the telecommunications industry. The telecommunications industry is subject to rapid changes in technology and governmental regulation, intense competition and changing consumer needs. New technologies, or upgrades to existing technologies by customers could reduce the need for the services we intend to provide and adversely affect our revenues and profitability. Our success will depend to a substantial degree upon our ability to respond to changes in technology and customer requirements. This will require the timely selection, development and marketing of new products and enhancements on a cost-effective basis. The development of new, technologically advanced products is a complex and uncertain process, requiring high levels of innovation. We will likely need to supplement our internal expertise and resources with specialized expertise or intellectual property from third parties to develop new products.

          In addition, improvements in existing technology may allow telecommunication companies to improve their networks without physically upgrading them. Reduced demand for our services or a loss of a significant customer could adversely affect our results of operations, cash flows and liquidity. Finally, the telecommunications industry has been characterized by a high level of consolidation that may result in the loss of one or more of our potential customers.

Many of our intended telecommunications customers are highly regulated and the addition of new regulations or changes to existing regulations may adversely impact their demand for our specialty contracting services and the profitability of those services.

          Many of our intended telecommunications customers are regulated by the Federal Communications Commission (the “FCC”). The FCC may interpret the application of its regulations to telecommunication companies in a manner that is different than the way such regulations are currently interpreted and may impose additional regulations. If existing or new regulations have an adverse affect on our potential telecommunications customers and adversely impact the profitability of the services they provide, then demand for the specialty contracting services we intend to provide may be reduced.

Demand for the services we intend to offer is cyclical and vulnerable to downturns affecting the industries we intend to serve.

          Demand for the services we intend to provide to telecommunications customers will likely be cyclical in nature and vulnerable to downturns in the telecommunications industry. We believe a slow growth environment will continue into fiscal 2009 and thus impact the availability of contracts to bid on. During times of economic slowdown, our potential customers often reduce their capital expenditures and defer or cancel pending projects. Such developments may occur even among customers that are not experiencing financial difficulties. As a result of the foregoing, demand for the services we intend to provide may be weak during periods of economic downturns and adversely affect our operations, cash flows and liquidity. Additionally, future slowdowns in the industries we intend to serve may impair the financial condition of one or more of our potential customers and hinder their ability to pay us on a timely basis or at all.

We have previously been and may continue to become the subject of litigation.

          New World has previously been the subject of various claims and legal proceedings arising out of the ordinary course of business, some of which have been material. New World also has outstanding judgments against it, which as of the date of this registration statement, have not been satisfied. In addition to claims that may arise in the normal course of ours or our subsidiary’s business, certain shareholders may sue us in connection with our financing activities. Although we were not formally sued, we recently entered into a mutual general release with a former shareholder of the Company relating to his investment in the Company. In connection with the mutual release, the shareholder agreed to tender to us 125,000 shares of our Class A common stock owned by him in exchange for a promissory note in the amount of $360,000. The note is non-interest bearing, payable in monthly installments of $7,200 and matures on December 28, 2012. The release is subject to our compliance with our payment obligations. In the event we do not fully satisfy the amount owed under the promissory note, the former shareholder could still institute an action against us.

          The resolution of any legal claims could be costly and time-consuming. Any litigation, even if we are successful, could result in substantial costs and diversion of resources and management attention. An adverse determination in any litigation could also subject us to significant liability, under the judgment of a court or by default and subject our Company to increased insurance costs. Furthermore, in the event any of the holders of the judgments against New World are to take further steps to enforce those judgments, we do not presently have the necessary funds to satisfy them. In such event, it is possible that New World could be forced to cease operations altogether or to seek relief under bankruptcy or other similar laws.

New World has numerous judgments entered against it which may hinder New World’s ability to continue operations.

          In addition to pending litigation, New World has several material outstanding judgments, including default judgments, entered against it totaling an aggregate of approximately $1.5 million, exclusive of interest and costs. The circumstances surrounding the judgments are set forth below:

•

On January 25, 2008, a judge in the Circuit Court for Prince George’s County, Maryland, entered a judgment in favor of First Franklin Financial Corp. against New World in the amount of $319,860 for breach of contract.

•

On July 21, 2008, a default judgment against New World was entered in the United States District Court of the Eastern District of New York in Gary Hosking v. New World Mortgage, Inc. and New World Capital Holdings, Inc., for failure to appear in a class action lawsuit under the Fair Labor Standards Act to recover unpaid overtime compensation, liquidated damages, allegedly unlawfully withheld wages, statutory penalties, and damages owed to certain loan officers formerly employed by New World. The amount of damages and attorney’s fees has yet to be determined by the court.

•

On August 1, 2008, New World and NEC Financial Services Inc. (“NEC”) entered into a stipulation for judgment in NEC Financial Services Inc. v. New World Mortgage, Inc. and Francis Leonard, Case No. RIC 445282, in the Superior Court of the State of California, County of Riverside, whereby New World agreed to pay NEC the sum of $86,300 (the “Stipulation Amount”) for its breach of certain equipment leases. The court entered a judgment in the principal amount of $132,656 which shall be stayed so long as New World pays NEC the Stipulation Amount in installments over the course of the next three years.

•

On October 30, 2008, in First Collateral Service, Inc. v. New World Mortgage, Inc.; Francis Thomas Leonard, an arbitrator for the American Arbitration Association in the State of New York entered a judgment against New World in favor of First Collateral Service, Inc. (“First Collateral”) in the amount of $702,751 (“Judgment Amount”) which represents two performing loans which First Collateral has not been able to sell. The judgment was entered as a result of New World, Francis Leonard and First Collateral entering into a settlement agreement and release whereby New World and Francis Leonard agreed to have a judgment entered against them for the Judgment Amount.

•

On December 3, 2008, a default judgment against New World was entered in the Supreme Court of the State of New York, County of Suffolk, in 900 Merchant’s Concourse, LLC v. Geneva Funding Corp., New World Mortgage, Inc. and Domenick Pisciotta, in favor of 900 Merchant’s Concourse, LLC in the amount of $375,000 plus interest and costs.

          As of the date of this registration statement, none of the judgments described above have been satisfied. These judgments have had a material impact on New World’s expenses and net loss during the fiscal year ended December 31, 2008. In the event that the holders of any judgments attempt to enforce those judgments and undertake collections actions, it is possible that such holders could garnish New World’s bank accounts or force the sale of any of New World’s assets in an attempt to collect on the judgment. In such event, these judgments will likely have a material adverse effect on our business, results of operations, financial position and liquidity.

We must be able to obtain performance bonds if we intend to successfully compete in obtaining service contracts.

          After we complete our entry into the telecommunications market, we must be able to obtain performance bonds to successfully bid on service contracts. As a result of our financial condition, we will have substantial difficulty obtaining bonding capacity. If we are unable to attract financing to overcome bonding difficulties, it will impact our ability to compete, grow the business and it will have a material adverse effect on our business and financial operations.

Our ability to compete successfully and achieve future revenue may depend in part on our ability to protect our technology.

          We have not been issued any patents, have not applied for any patents, and have not taken steps to legally protect our intellectual property rights in our e-commerce technology relating to our SEO products or for our ideas relating to possible telecommunications products. Therefore, we may not have a viable legal claim against potential third party infringers who utilize our technology and thus may not be able to successfully compete against those third party infringers. In addition, our competitors, many of which have substantial resources and have made significant investments in similar technologies, may seek to apply for, and obtain, patents that will prevent, limit or interfere with our ability to utilize our technology either in the United States or in international markets. Because we have not taken steps to protect our technology, we have also not determined whether we could be deemed to infringe on another third party’s web site commerce technology which is patent protected.

          In addition, in the future, we may be required to assert infringement claims against third parties, and it is possible that one or more parties may assert infringement claims against us. Any resulting litigation or proceeding could result in significant expense to us and divert the efforts of our management personnel, whether or not such litigation or proceeding is determined in our favor. In addition, to the extent that any of our intellectual property were ever deemed to violate the proprietary rights of others in any litigation or proceeding or as a result of any claim, we may be prevented from using them, which could cause a termination of our ability to sell our products. Litigation could also result in a judgment or monetary damages being levied against us.

Holders of our common stock will not receive a return on their shares until they sell them, as we do not plan to pay cash dividends on our shares of common stock.

          We have neither declared nor paid any dividends on our common stock and do not anticipate paying cash dividends in the future. We currently intend to retain any earnings to fund our operations and future growth. As a result, shareholders will not realize a return on their investment until they sell them. Since our common stock is not currently traded on any public market, the ability for shareholders to sell their stock is currently very limited.

We will incur increased costs as a result of becoming a reporting company.

          Following the effectiveness of this Registration Statement, we will be a Securities and Exchange Commission (“SEC”) reporting company. Prior to this time, we have not filed reports with the SEC and had no history operating as a reporting company. In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we will be required to file periodic and current reports, proxy statements and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures. As a reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations. Management will also be engaged in assisting executive officers, directors and, to a more limited extent, shareholders, with matters related to insider trading and beneficial ownership reporting. Although not presently applicable to us, in the future we will be required to establish, evaluate and report on our internal control over financial reporting and to have our registered independent public accounting firm issue an attestation as to such reports.

          We have incurred, and expect to continue to incur, increased general and administrative expenses once we are a reporting company. We also believe that compliance with the myriad rules and regulations applicable to reporting companies and related compliance issues will divert time and attention of management away from operating and growing our business.

          Being a public company also increases the risk of exposure to class action shareholder lawsuits and SEC enforcement actions, and increases the expense to obtain appropriate director and officer liability insurance on acceptable or even reduced policy limits and coverage. As a result, we may find it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile.

          There is currently no public market for our common stock and an active public market for our common stock may not develop. Should a public market in our common stock develop in the future, the market price of our common stock could be subject to significant fluctuations due to factors such as:

•	actual or anticipated fluctuations in our financial condition or quarterly or annual results of operations;

•	success of our current and future operating strategies and perceived prospects and the mortgage services and telecommunications services industries in general;

•	realization of any of the risks described in this section;

•	failure to meet securities analysts’ expectations;

•	the depth and liquidity of the market for our common stock;

•	our dividend policy;

•	decline in the stock prices of peer companies; and

•	general economic, industry and market conditions.

There are restrictions on the transfer of shares of a significant number of shares of our common stock and future sales of these shares may cause the prevailing market price of our shares to decrease.

          Most of our outstanding shares of common stock were sold or issued pursuant to an exemption from registration under Section 4(2) and Regulation D of the Securities Act. These shares of common stock are restricted securities and may not be resold for a period of up to one year from the date of the acquisition. Once we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for a period of 90 days and if we have filed all of our required reports under such act at the time of sale, the applicable holding period will be shortened to six months, assuming that other requirements of Rule 144 of the Securities Act are met, or unless sold or transferred in transactions that are exempt under applicable federal and state securities laws or pursuant to registration thereunder.

          Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions, by which such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding as shown by the most recent report or statement published by us; or

•

the average weekly reported volume of trading in our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice on Form 144, or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

•	the average weekly volume of trading in our common stock reported pursuant to an effective transaction reporting plan or an effective national market system plan during the four-week period;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least ninety days before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

          In addition, under recent amendments to Rule 144, the SEC prohibits the use of Rule 144 for the resale of securities issued by shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. A “shell company” is defined as a company that has “no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets.” However, the SEC noted in footnote 172 of Release No. 33-8869 that this prohibition “is not intended to capture a ‘startup company,’ or, in other words, a company with a limited operating history, in the definition of a … shell company, as [the SEC believes] that such a company does not meet the condition of having ‘no or nominal operations.’”

          The SEC has provided an exception to this prohibition on the use of Rule 144 by former shell companies if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

          We believe that we should be considered a startup technology company because we have been working from inception to enter the telecommunications industry and continue to do so, rather than being considered a company having no or nominal operations. We have rendered services and incurred expenses in connection with our consulting activities and devoted substantial time to analyzing and developing our business strategies. As a result, we do not believe we are now a shell company or a former shell company.

          If we were deemed to be a former shell company, the holders of currently restricted shares of our common stock would not be able to resell our common stock pursuant to Rule 144 until one year from the date we initially filed this registration statement. In addition, we would have to be current on all of our Exchange Act reporting requirements during the 12 months preceding such sale. We do not believe there is any other exemption available to such shareholders allowing them to sell our shares in the public market and unless the exemption is available to them, shareholders will not be able to resell our securities in the public market. If the holders of currently restricted shares of our common stock are able to sell such shares in the public market under Rule 144, however, and such holders choose to sell such shares, the prevailing market price for our common stock may decline as a result.

Florida law and our By-laws may limit the liability of our directors and officers:

          The Florida Business Corporation Act (“FBCA”) limits the liability of directors and provides that directors of a corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper personal benefit.

          The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

          Our by-laws provide that each person who was or is a director or officer shall be indemnified to the fullest extent permitted by Florida law, including those circumstances in which indemnification may otherwise be discretionary, and requires that we advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Since our common stock is subject to the SEC’s penny stock rules, in the event our securities become publicly traded, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

          A penny stock is generally defined under the Exchange Act as any equity security other than a security that: (i) is a national market system stock listed on a “grandfathered” national securities exchange, (ii) is a national market system stock listed on a national securities exchange or an automated quotation system sponsored by a registered national securities association that satisfies certain minimum quantitative listing standards, (iii) has a market value of five dollars or more, or (iv) is a security whose issuer has met certain net tangible assets or average revenues, among other exemptions. Our common stock is not currently traded on a national securities exchange or quotation system sponsored by a national securities exchange, and the fair value per share of our stock is currently less than five dollars. Therefore, since we presently have net tangible assets of less than $5,000,000, transactions in our common stock are subject to the “penny stock” rules promulgated under the Exchange Act. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer and provide monthly account statements to the customer. The effect of these restrictions would probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities. Since our common stock is currently subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed and shareholders may find it more difficult to sell their shares of our common stock.

Item 2.	Financial Information

SELECTED FINANCIAL DATA

          Not required under Regulation S-K for “smaller reporting companies.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          The following Discussion and Analysis of Financial Condition and Results of Operations presents a review of the operating results of the Company for the fiscal years ended December 31, 2008 and December 31, 2007 and should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this registration statement.

          Some of the information contained in this discussion and analysis may constitute forward-looking statements that involve risks and uncertainties. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this information statement particularly under “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

          We were organized in 2005 as a technology company with a focus on the telecommunications industry. Since inception, we have conducted various consulting and other startup activities in the telecommunications sector but have not yet generated any revenues and only incurred minimal expenses relating to those activities. With the acquisition of our wholly-owned subsidiary, New World, in April 2008, a significant portion of our operations have consisted of providing mortgage and e-commerce products and services through our Telemarketing Group and sales organization. Until recently, New World’s operations had primarily consisted of lending and investing funds in real estate mortgages. New World had accomplished this through its telemarketing group, which operated a call center in Murrieta, California. We have continued our efforts to enter the telecommunications industry, however, and intend to use New World’s sales organization and telemarketing experience in that endeavor.

          The residential real estate market in the United States has experienced a significant downturn due to declining real estate values, substantially reducing mortgage loan originations and securitizations, and precipitating more generalized credit market dislocations and a significant contraction in available liquidity globally, which has negatively impacted our revenues. This economic downturn has affected our ability to generate revenue that we historically generated from selling mortgage products and services. We do not expect our Telemarketing Group to be able to return to its previous two years gross revenue levels for 2009.

          In mid-2007, New World’s management recognized the downward trend in housing and a demand for mortgage products and services. As a result, its management initiated the development of our proprietary search engine optimization (“SEO”) products and services at that time. The primary focus of SEO’s and in part, search engine marketing (“SEM”) firms, is to provide a higher search engine ranking, drive Internet traffic and improve indexing on the major search engines that in turn, delivers qualified consumers.

          For the reasons set forth above, in fiscal 2008, we have significantly reduced our telemarketing and sales staff from mortgage products and services and we retrained the remaining staff to offer and sell our SEO products and services. Additionally, in the near future we intend to utilize the marketing resources of our Telemarketing Group and our anticipated dedicated sales groups, in conjunction with our chief executive officer’s telecommunication experience, to market the development, building and maintenance of communications systems for companies and governmental authorities. Specifically, we intend to enter into three distinct business segments:

          NETWORK SERVICES GROUP. We intend to acquire a telecom company or the assets of a telecom company that would provide telecommunications network services through two divisions: (i) a Telecommunications Systems Integration Division through which we intend to provide general contracting services for large-scale telecommunications projects, and (ii) a Telecommunications Construction Division which could specialize in the construction of network projects or project phases.

          We intend to provide turnkey telecommunications infrastructure solutions through our Telecommunications Systems Integration Division. As a telecommunications systems integrator, we intend to provide “one-stop” capabilities that include project development, design, engineering, construction management, and ongoing maintenance and operations services for telecommunications networks. We anticipate the projects will include the construction of fiber networks that provide advanced digital voice, data and video communications and wireless infrastructure deployment.

          NETWORK DEVELOPMENT GROUP. We are planning to acquire a telecom company or the assets of a telecom company that would be able to design, engineer, construct, operate and maintain state-of-the-art, “future proof” (designed for low cost upgrades to avoid obsolescence), fiber optic networks providing virtually unlimited bandwidth, and a comprehensive suite of cutting edge multimedia telecommunications services for users in Tier 3 cities (those with populations between 100,000 and 250,000).

          CONSTRUCTION GROUP. We are planning to acquire a company that would be able to install and maintain traffic control and signalization devices. These services include the design and installation of signal devices (such as stoplights, crosswalk signals and other traffic control devices) for rural and urban traffic intersections, drawbridge and railroad track signals and gate systems, and traffic detection and data gathering devices. We also intend to design, develop, install, maintain and operate “intelligent highway” communications systems that involve the interconnection of data and video systems, fog detection devices, remote signalization or computerized signage. We also plan to acquire the capability to install and maintain computerized manufacturing systems for various industrial businesses. Many of the functions of the Construction Group, particularly those involved in intelligent highway systems, complement those of the Network Services Group.

          We do not currently have adequate funds from operations to fund any acquisitions. It is likely that we will seek financing through a combination of debt and/or equity depending on the size and the terms of the acquisition. As a result of the recent lack of liquidity in the credit markets, however, it is unlikely that we will be able to borrow significant amounts of funds in order to acquire companies. We will therefore need to utilize equity through either the sale of our common stock publicly or privately or through the use of our common stock as consideration in the acquisition of a company. However, we may not be able to target or acquire strategic acquisitions on terms beneficial to us or our internal growth may not develop as expected.

Critical Accounting Policies and Estimates

          Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, and require management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates, and revisions to estimates are included in the results from the period in which the actual amounts become known.

          We believe that the following critical accounting policies affect our more significant judgments and estimates used in our preparation of our consolidated financial statements, and therefore should be read in conjunction with our summary of significant accounting policies (see Note 1 of our Notes to Consolidated Financial Statements). Our significant accounting policies are as follows:

          Revenue Recognition. Fees from the origination and marketing of mortgage loans are recognized in the period the sale occurs and we have determined that the criteria for sales treatment have been achieved based on surrendering control over the assets transferred.

          Loan origination fees and incremental direct origination costs associated with loans held for resale are deferred and are recognized upon the eventual sale of the related mortgage loans to investor in accordance with SFAS No. 91 “Accounting for Non-Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”.

          Stock Based Compensation. SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

          Concentration of Credit Risk. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. We place our cash with high quality financial institutions and at times may exceed the Federal Deposit Insurance Corporation (“FDIC”) $100,000 insurance limit. Since October 3, 2008, our deposits are insured by the FDIC up to $250,000. We extend credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. We monitor our exposure for credit losses and maintains allowances for anticipated losses, as required.

           Impairment Loss on Investments . We have recognized an unrealized loss on the drop in market value of a publicly traded security. We purchased 500,000 shares of common stock of PWTI from Gideon Taylor, our Chief Executive Officer and Chairman of our board of directors, which was valued at time of purchase at $100,000. At December 31, 2008, the market price of the stock was .014 cents or $7,000 which is included in our balance sheet as “Marketable Securities.” The difference between the cost and market, being $93,000, was recognized in 2008 as an other-than-temporary impairment.

          Results of Operations

Twelve Months Ended December 31, 2008 Compared to the Twelve Months Ended December 31, 2007.

          Revenues. Revenues for the twelve months ending December 31, 2008 were $1,156,616, which was primarily attributed to the remaining mortgage related products and services, $959,053 or 83% for which we had outstanding work orders and $197,563 or 17% of newly generated revenue from our SEO business. The revenue decrease is primarily due to the uncertainties in the housing and mortgage industries and start up costs in our search engine optimization business. During the twelve months ending December 31, 2008 we generated revenues of $959,053 and $197,563 from our mortgage and SEO businesses.

          The current economic downturn has adversely effected the housing and mortgage industries and has especially affected revenue that New World had historically generated from selling mortgage products and services. Our Telemarketing Group did not generate the revenue levels of 2006 and 2007 from selling mortgage products in 2008 and we do not expect our Telemarketing Group to be able to return to its previous two years gross revenue levels from mortgages over the next year. We do anticipate that although our revenue from the Telemarketing Group will be substantially lower in the coming year, we expect that our margins will be higher due to the nature of the SEO business and the economies-of-scale provided by the Internet and technology.

          Operating Expenses. Operating expenses for the twelve months ended December 31, 2008 were $3,936,041. Wages and related costs equaled $639,489 and selling and general administration (“SGA”) costs were $1,444,831 for the twelve months ending December 31, 2008. Wages and SGA costs were substantially higher as compared to revenue than it has historically been for New World, due to the fact that we have kept our Telemarketing Group and sales organization intact, hired and staffed new sales employees and re-trained this sales group in the SEO product and services.

          Net Loss. Our net loss of $6,543,315 for the twelve months ending December 31, 2008 reflects our transition into the SEO products and services industry and is indicative of the adverse effect the economic downturn has had on the housing and mortgage industry and the carrying costs has had on our Telemarketing Group. Additionally the Net Loss reflected in the twelve months ending December 31, 2008 includes the costs of Loan Fees paid or owed during the twelve months, Comprehensive Loss due to loss of value of securities held and an Impairment Loss none of which we believe will impair our ability to continue our Telemarketing Group business selling new mortgage products and SEO products and services.

          In addition, New World has been subject to litigation arising from its mortgage operations, many of which we believe have no merit or are in some cases fraudulent. However, as a result of our subsidiary’s deteriorating financial condition, we have not had the available funds to defend New World against many of these claims. This has resulted in courts entering several default judgments against New World. This litigation has had a material impact on our revenues, expenses, and net loss during the twelve months ending December 31, 2008. If the holders of any judgments attempt to enforce those judgments, it will have a material adverse effect on our business, results of operations, financial position and liquidity.

Cash Flows

          Operating Activities. Net cash flow used in operating activities was $114,032 during the twelve months ended December 31, 2008. This primarily resulted from a decrease in our sale of mortgage related products due to the downturn in the mortgage and housing market.

          Investing Activities. Net cash used by investing activities for the Company was $547,232 for the twelve months ended December 31, 2008.

          Financing Activities. Our only financing activity to date has been the sale of 125,000 shares of our Class A common stock to an investor for gross proceeds of $360,000 in January 2008. On October 28, 2008, however, we entered into a mutual general release agreement whereby the investor agreed to tender his shares of common stock to the Company for cancellation in exchange for our issuance of a promissory note in the principal amount of $360,000. The note is non-interest bearing, payable in monthly installments of $7,200, and matures on December 28, 2012.

Liquidity and Capital Resources

          Our cash requirements during the twelve months ended December 31, 2008 were financed primarily from financing activities, operating cash flow, disposition of property and equipment and accounts receivables. As of December 31, 2008, we had cash and cash equivalents of approximately $5,279, primarily due to cash flows from financing activities.

          We have experienced a significant loss from operations. Our ability to continue as a going concern is dependent upon our ability to secure additional financing and attain profitable operations. We believe that our existing available cash and cash equivalents and operating cash flow may not be sufficient to satisfy our operating cash needs for the next 12 months at our current level of business. We do not have any arrangements with any bank or financial institution to secure additional financing and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests. In addition, if our working capital or other capital requirements are greater than currently anticipated, we could be required to seek additional funds through sales of equity, debt or convertible securities, or through credit facilities. Failure to secure such financing or to raise additional capital or borrow additional funds and/or expand our operations may result in our not being able to continue as a going concern. Our independent registered public accounting firm has issued a going concern opinion on ours and New World’s audited financial statements for the fiscal year ended December 31, 2008. This was due to the fact that we had operating losses of $2,779,425 for that year and its liabilities exceeded its current assets. At December

31, 2008, our consolidated losses for the period were $6,543,315 million and the Company had negative equity and minimal assets.

     Our plans to address these operating conditions consist of the following initiatives:

•	secure additional equity financing;

•	secure additional short and long-term debt financing;

•	pursue the purchase of certain revenue generating assets or businesses; and

•	reduce our current expenditure rates.

          There is no guarantee that such resources will be available to us on terms acceptable to us, or at all, or that such resources will be received in a timely manner, if at all, or that we will be able to reduce our expenditure rate without materially and adversely affecting our business. Inability to secure additional resources may cause us to cease operations, seek bankruptcy protection, or liquidate our business. Management’s implementation of one or more of these options may be subject to shareholder approval.

          We understand the current economic climate will limit our efforts to raise the necessary capital to expand business operations. We intend to seek additional funds through the sale of our securities as needed in the future in order to finance additional technical, sales, management and marketing personnel and to expand our marketing and promotional capabilities. In addition, it is our intention, if at all possible, to finance any future acquisitions through the issuance of our debt and/or equity securities. However, we might not be able to obtain any additional funds when required on commercially reasonable terms, or at all.

Contractual Obligations

          Not required under Regulation S-K for “smaller reporting companies.”

New Accounting Pronouncements.

          In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. However, the application of SFAS 157 may change current practice for some entities. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have adopted SFAS 157 in the first quarter of fiscal 2008. There is no impact from the adoption of SFAS 157 on our financial position and results of operations.

          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We adopted SFAS 159 in the first quarter of fiscal 2008. There is no impact from the adoption of SFAS 159 on our financial position and results of operations.

          In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)) (“SFAS 141(R)”). SFAS 141(R) provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt SFAS 141(R) no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

          In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt SFAS 160 no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

Off Balance Sheet Arrangements

          The Company has no off balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

          Not required under Regulation S-K for “smaller reporting companies.”

Item 3.	Properties

          We currently lease office space located at 3 Centerview Drive, Suite 240, Greensboro, North Carolina 27407 of approximately 1,242 sq. ft. (the “NC Lease”) for our executive offices. In addition, we lease approximately 6,000 sq. ft. at 41655 Date Street, Suite 200, Murrieta, CA 92562 (the “CA Lease”) where the operations of New World are presently conducted. We believe the existing facilities are in good or excellent condition. The facilities are adequate for our current needs but may not be in the future as we anticipate an increase in our full-time employees. The NC Lease has a term of three years, having commenced on April 1, 2008, with initial monthly base rent of $1,242 per month. The CA Lease term expired on December 31, 2007 and is currently a month to month tenancy. The monthly base rent is $3,000.

Item 4.	Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth certain information regarding beneficial ownership of our common stock by the following persons:

•	each director and executive officer named in the Summary Compensation Table in this registration statement;

•	all of our directors and executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding voting securities.

          Beneficial ownership means sole and shared voting power or investment power with respect to a security. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted below, and subject to applicable property laws, to our knowledge each person has sole investment and sole voting power over the shares shown as beneficially owned by them. In computing the number and percentage of shares beneficially owned by a person, shares of common stock subject to convertible securities and options currently convertible or exercisable, or convertible or exercisable within 60 days of March 31, 2009, are counted as outstanding, but these shares are not counted as outstanding for computing the percentage ownership of any other person. The following table is based on (i) 1,885,880 shares of Class A common stock issued and outstanding as of March 31, 2009, and (ii) 750,000 shares of Class B common stock issued and outstanding as of March 31, 2009. Unless otherwise noted, the principal address of each of the directors and officers listed below is 3 Centerview Drive, Suite 240, Greensboro, NC 27407.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock		Percentage of Outstanding Shares of Class A Common Stock	Amount and Nature of Beneficial Ownership of Class B Common Stock (1)	Percentage of Outstanding Shares of Class B Common Stock

Security Ownership of Management:
Gideon D. Taylor (2)	219,290	(2)	11.1%	750,000	100.0%
Melissa K. Conner	0		0.0%	0	0.0%
Kevin Leonard (3)	725,000	(3)	33.9%	0	0.0%

Officers & Directors as a Group (3 persons)	944,290		45.0%	750,000	100.0%

Security Ownership of Certain Beneficial Owners:
Thomas L. DiStefano, III (4)	508,409		27.0%	0	0.0%
Morgan De Lucia (5)	135,000		7.2%	0	0.0%
Christopher C. Monteleone (6)	105,611		5.6%	0	0.0%

(1)

Each share of Class B common stock is convertible into one share of Class A common stock and votes with the Class A common stock on all matters. Each share of Class B common stock allows the holder to vote with the holders of the Class A common stock on a 20-to-1 basis.

(2)

Mr. Taylor’s beneficial ownership of Class A common stock includes 94,290 shares of Class A common stock presently issuable upon conversion of 250,000 shares of Series A Preferred Stock owned by Mr. Taylor, which represents 100% of the outstanding shares of Series A Preferred Stock. The designation of the Series A Preferred Stock provides that the 250,000 shares of Series A Preferred Stock are convertible into five percent (5%) of the total issued and outstanding shares of Class A Common Stock at any time. As a result, the number of shares of Class A common stock issuable upon conversion of the Series A Preferred Stock will vary depending on the number of shares of Class A common stock issued and outstanding at the time of conversion.

(3)	Mr. Leonard is the Chief Executive Officer of the Company’s subsidiary, New World Mortgage, Inc. This amount includes options to purchase 250,000 shares of the Company’s Class A common stock, at an exercise price of $2.50 per share, which are exercisable until April 2013. Mr. Leonard’s address is c/o New World Mortgage, Inc., 41655 Date Street, Suite 200, Murrieta, CA 92562 .

(4)	Mr. DiStefano’s address is 134 NW 16th Street, #8, Boca Raton, FL 33432.

(5)	Mr. DeLucia’s address is 46307 Mill Creek Avenue, Alpharetta, GA 30022.

(6)	Mr. Monteleone’s address is 134 NW 16th Street, #8, Boca Raton, FL 33432.

Change in Control

          We are unaware of any arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.	Directors and Executive Officers

Management

          Set forth below is information concerning our directors and executive officers.

          The following table sets forth information about our executive officers and directors as of March 31, 2009:

Name	Age	Position
Gideon D. Taylor	65	Chief Executive Officer, Director and Chairman of the board of directors

Melissa K. Conner	41	Director

Kevin Leonard	40	Chief Executive Officer of New World Mortgage, Inc

          Our board of directors oversees our business affairs and monitors the performance of our management. Our board of directors currently consists of two members. Each director and executive officer will hold office until his or her successor is duly elected and qualified, until his or her resignation or until he or she shall be removed in the manner provided for in our By-laws. All officers serve at the discretion of the board of directors and are elected annually at the annual meeting of our board of director held after each annual meeting of shareholders. Below are descriptions of the backgrounds of our current executive officers and directors and their principal occupation for at least the last five years:

          Gideon D. Taylor. Mr. Taylor has been our Chief Executive Officer since January 2008 and a member of our board of directors since April 2008, at which time he was also appointed Chairman. Mr. Taylor founded what became Able Telcom Holding Corp. in 1987 and took the company public in 1988. Mr. Taylor retired in 1998. In 2002, he joined the board of directors of Perfect Web Technologies, Inc., our former parent company that is engaged in the maintenance and enforcement of intellectual property rights. In 2004, Mr. Taylor resigned from the Perfect Web Technologies, Inc. board of directors and became a consultant preparing research and development, structuring internal operations and searching for acquisitions with respect to the telecommunications industry. Mr. Taylor served a total of 24 years in the United States Army and retired as a Captain. Mr. Taylor earned a bachelor’s degree in history from Fayetteville State University in Fayetteville, NC in 1976.

          Melissa K. Conner. Ms. Conner has been a member of our board of directors since June 2008. Ms. Conner has been a financial analyst with Goodyear Tire & Rubber since 2006, where she has been responsible for budget/forecast modeling, preparation, implementation, tracking, reporting, comparisons, and consolidations for multiple locations/divisions for one to five year plans. Prior to her employment with Goodyear, she was a budget analyst with eToys.com from 2003 to 2006, where she was responsible for implementing software based accounting systems; including but not limited to general ledger, month/year end closings, reconciliations, costing, inventory management, payroll, collections, A/P, and A/R for multiple locations/divisions. Prior to her employment with eToys.com, she was a financial consultant working with small to medium sized companies from 2000 to 2003, where she was responsible for the preparation and explanation of profit and loss balance sheets, and quarterly and annual reports for both private and publicly traded corporations. Ms. Conner earned a B.S.A. in business administration with a concentration in Finance from Averett College in Danville, VA in 1997.

          Kevin Leonard. Mr. Leonard had been the President of New World Mortgage, Inc., since March 2001 until his appointment as its Chief Executive Officer in connection with our acquisition of New World in April 2008 from Kevin Leonard’s father Francis Leonard. Prior to his employment with New World, he was the West Coast Regional Manager of Southern Star Mortgage Corp, a company engaged in the originations of residential mortgages where he oversaw operations and a sales team of loan officers from 1999 to 2001. Prior to his employment with Southern Star Mortgage, he was a sales representative for Ameriquest Mortgage.

Board of Directors

          Our by-laws provide that our board of directors shall consist of not less than two (2) and not more than twenty (20) directors. The Chairman of the board holds two (2) votes for the purpose of deciding votes in an event of an even number of directors. Each director shall be elected to our board of directors at each annual meeting by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A quorum at any annual or special meeting of the shareholders will consist of shareholders holding a majority of the capital stock of the Company outstanding and entitled to vote at such meeting, represented either in person or by proxy. Directors shall hold office for a term expiring at the next annual meeting of shareholders, with each director to hold office until his or her successor has been duly elected and qualified. All vacancies on the board of directors, including those created by an increase in the size of our board of directors, shall be filled by the affirmative vote of a majority of the remaining directors.

Involvement in Certain Legal Proceedings

          There have been no events during the last five years that are material to an evaluation of the ability or integrity of any director, person nominated to become a director, executive officer, promoter or control person including:

a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

c) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities;

d) being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Family Relationships

          Gideon Taylor, our Chief Executive Officer and Chairman of the board of directors, is the father of Melissa Conner, a member of our board of directors. There are no other family relationships between or among our executive officers and directors.

Other Relationships/Arrangements

          There are no arrangements or understandings between any two or more directors or executive officers, pursuant to which he/she was selected as a director or executive officer. There are no material arrangements or understandings between any two or more directors or executive officers.

Item 6.	Executive Compensation

          The following table sets forth certain information relating to the compensation paid to (i) Gideon Taylor, our Chief Executive Officer and Chairman of the board of directors and (ii) Kevin Leonard, the Chief Executive Officer of our subsidiary, New World (collectively, the “named executive officers”) during our fiscal years ended December 31, 2007 and December 31, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Total ($)

Gideon Taylor, Chairman and	2008	—	$2,970,284(1)	—	$2,970,284
Chief Executive Officer	2007	—	—	—	—

Kevin Leonard, Chief Executive	2008	$ 0(2)	—	$ 0(3)	$ 0	(3)
Officer - New World Mortgage, Inc. (2)	2007	$ 0(2)	—	—	0	(2)

(1) Represents the fair value of an annual grant of 125,000 shares of Class A common stock and one-time issuances of 750,000 shares of Class B common stock and 250,000 shares of our Series A Preferred Stock, which are convertible at any time, at his option, into five percent of our then-outstanding shares of Class A common stock at the time of such conversion. The Company used straight line vesting over a three year period for the 250,000 shares of Series A Preferred Stock of which $90,284 was recognized in Mr. Taylor’s compensation for the fiscal year ended December 31, 2008. Mr. Taylor received this stock in connection with his employment agreement.

(2) We acquired New World in April 2008 to operate as our wholly-owned subsidiary. Prior to our acquisition of New World, Mr. Leonard had served as New World’s Chief Executive Officer, for which he was paid by New World $10,000 during the fiscal year ended December 31, 2007 and $24,000 during the fiscal year ended December 31, 2006.

(3) On April 15, 2008, Mr. Leonard was granted options to purchase 250,000 shares of the Company’s Class A Common Stock, which are exercisable at a price of $2.50 per share. The options are fully vested and expire April 15, 2013. This amount represents an estimation of the fair value of vested options granted to Mr. Leonard on April 15, 2008 in accordance with FAS 123R.

Narrative Disclosure to the Summary Compensation Table With Our Named Executive Officers

Executive Employment Agreements

Gideon Taylor

          On October 15, 2008, we assumed a three year employment agreement which our former parent company, PWTI, had entered into with Mr. Gideon Taylor, to serve as our Chief Executive Officer and Chairman of our board of directors, beginning January 14, 2008. Upon expiration of the initial three-year term (“Initial Term”), the agreement will be automatically renewed for successive one-year terms unless, at least sixty (60) days prior to the end of the Initial Term or any one-year renewal term of the agreement, either Mr. Taylor or the Company gives written notice to the other that the agreement will not be renewed.

          Under the terms of the agreement, Mr. Taylor is entitled to a base salary and bonus to be determined at the discretion of our board of directors. In addition, Mr. Taylor is entitled to receive an annual grant of 125,000 shares of Class A common stock and a one-time issuance of 750,000 shares of Class B common stock. Mr. Taylor is also entitled to receive a one-time issuance of 250,000 shares of our Series A Preferred Stock, which are convertible at any time, at his option, into five percent of our then-outstanding shares of Class A common stock at the time of such conversion.

          During the term of the agreement and for a period of one (1) year after the agreement’s termination, Mr. Taylor is subject to a non-competition covenant, subject to certain conditions. Pursuant to the non-competition covenant, Mr. Taylor has agreed that he will not, without our express prior written consent, directly or indirectly (i) compete with the business of the Company as an internet application service provider anywhere in the world nor (ii) undertake any activity that may lead Mr. Taylor to compete with or to acquire rival, conflicting or antagonistic interests to those of the Company with respect to the business of the Company, whether alone, as a partner, or as an officer, director, employee, independent contractor, consultant or shareholder holding 5% or more of the outstanding voting stock of any other corporation, or as a trustee, fiduciary or other representative of any other person or entity. This non-competition covenant will not apply if Mr. Taylor is terminated without cause. In addition, during the term of his employment and for a period of one (1) year thereafter, Mr. Taylor is prohibited from directly or indirectly soliciting or inducing any other employee of the Company or any parent or affiliate to leave his or her employment, and from soliciting or inducing any consultant or independent contractor to sever that person’s relationship with the Company. Mr. Taylor has also agreed that during the term of the agreement and thereafter, he will hold in confidence all Confidential Information (as that term is defined in the agreement) and not to use such information for his own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of his work for the Company.

          Finally, the agreement further provides that we have the right to terminate Mr. Taylor “for cause” (as defined in the agreement) at any time and no severance shall be payable to Mr. Taylor. Otherwise, upon termination for any other reason, Mr. Taylor is entitled to a termination fee of $2,000,000.

Kevin Leonard

          On April 15, 2008, we and New World entered into a five-year employment agreement with Kevin Leonard to serve as the Chief Executive Officer of New World, currently our only operating entity. The agreement automatically renews, if not terminated as provided for in the agreement, for successive one-year periods. The Company and Mr. Leonard, however, may terminate the agreement at any time upon 30 days written notice after five (5) years.

          During the first year of service, Mr. Leonard is entitled to a base salary of $200,000 for the first year of service. The board of directors will determine other additional compensation thereafter. In addition, Mr. Leonard is entitled to receive 475,000 shares of our Class A Common Stock and an option to purchase 250,000 shares of our Class A Common Stock at an exercise price of $2.50 per share which are exercisable until April 2013. Mr. Leonard has the right to exchange a portion of his options for cash each time we raise capital in a public or private offering, as long as the amount exchanged at any one time is at least $500,000 and no more than $5,000,000. The price that Mr. Leonard is entitled to receive in exchange for such options is $5.00 per share. During the initial six months of the agreement, we may elect to redeem a portion or all of such options in exchange for a cash payment, paid as salary, at a redemption price of $5.00 per share. Subsequent to such six-month period, we may redeem such option for a redemption price equal to the greater of $10.00 per share or 80% of the then closing price on the day of such redemption. Mr. Leonard is also entitled to an annual performance bonus payable in our common stock, based on a formula equal to twenty percent (20%) of price earnings multiple multiplied by the increase between the Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of the current year over the previous fiscal year’s base earnings. For example, in the event New World’s EBITDA for the fiscal year ended December 31, 2008 is $3,000,000 and its EBITDA for the fiscal year ended December 31, 2009 is $9,000,000 and its price earnings multiple is 20, Mr. Leonard is entitled to a $24,000,000 bonus for the 2009 fiscal year calculated in the following manner:

20% * 20 = 4;
$9,000,000 - $3,000,000 = $6,000,000
$6,000,000 * 4 = $24,000,000

          Mr. Leonard has also agreed that during the term of the agreement and thereafter, he will hold in confidence all Confidential Information (as that term is defined in the agreement) and not to use such information in a manner that is adverse to the business of the Company except in the limited circumstances specified in the agreement.

          In the event we terminate the agreement prior to the third anniversary of the agreement “without cause,” as such term is defined in his employment agreement, Mr. Leonard is entitled to a payment equal to the remaining years of base salary provided for in the agreement. Mr. Leonard is entitled to keep the 475,000 shares of common stock granted to him whether or not the employment agreement is terminated within the first three years and regardless of the reason for termination.

Outstanding Equity Awards

          There are currently no stock option plans, retirement, pension or profit-sharing plans for the benefit of our officers, directors and employees. The following table lists the outstanding equity incentive awards held by our named executive officers as of December 31, 2008.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gideon Taylor,	—	—	—	250,000	(1)	$720,000	(2)
Chairman and Chief
Executive Officer

Kevin Leonard,	250,000	$2.50	4/15/2013	—		—
Chief Executive Officer of
New World Mortgage, Inc.

(1)

In accordance with his employment agreement dated January 14, 2008, Mr. Taylor is entitled to receive an annual award of 125,000 shares of our Class A common stock as compensation. The initial term of the agreement is three years and Mr. Taylor received the first 125,000 shares of Class A common stock during the fiscal year ended December 31, 2008.

(2)	Represents the fair value of the Company’s Class A common stock as determined by the board of directors.

Director Compensation

          Our directors did not receive any compensation for serving on the board of directors during the fiscal year ended December 31, 2008. However, we may adopt a policy of compensating our directors for their services in the future. We may also reimburse out-of-pocket expenses incurred by directors in attending board and committee meetings, once committees are established.

Compensation Committee Interlocks and Insider Participation

          Not required under Regulation S-K for “smaller reporting companies.”

Item 7.	Certain Relationships and Related Transactions, and Director Independence

Officer Loans

          Gideon Taylor, our Chief Executive Officer and Chairman of our board of directors has loaned us or paid expenses on our behalf in the aggregate amount of $92,700 from August 2008 through March

2009. These loans are non-interest bearing and payable on demand. In addition, Taylor Brothers Enterprises, Inc., an entity controlled by Mr. Taylor and his brothers, loaned us $7,500 in February 2009 and Gideon Taylor, Jr., the son of Gideon Taylor, loaned us $1,500 in March 2009. As of March 31, 2009, we have not repaid any of these loans to Mr. Taylor, his son or Taylor Brothers Enterprises, Inc.

Other Transactions

          On January 29, 2008, we paid PWTI, our former parent, $100,000 for expenses incurred by PWTI related to the spin-off of our Company and other operating expenses.

          From January 2008 through July 2008, we have reimbursed Gideon Taylor for expenses incurred in connection with his duties as Chief Executive Officer of the Company in the aggregate amount of approximately $9,200.

          From January 2008 through June 2008, we paid Morgan De Lucia, a former member of our board of directors, an aggregate of $25,000 for consulting fees and approximately $6,400 for reimbursement of expenses.

          From February 2008 through December 2008, we paid Wendy Smith, the daughter of Gideon Taylor, an aggregate of $22,000 in consulting fees for administrative services she has provided the Company and approximately $500 for the reimbursement of expenses. Ms. Smith has accrued an additional $6,000 is consulting fees for the period of January 2009 through March 2009, which as of March 31, 2009, had not been paid. In addition, on March 2, 2009, we issued Ms. Smith 125,000 shares of the Company’s Class A common stock as additional compensation for services rendered during fiscal 2008.

          On March 10, 2008, Gideon Taylor sold us an aggregate of 500,000 shares of PWTI common stock which he owned for a purchase price of $100,000.

          On October 28, 2008, we entered into a mutual general release agreement with Robert Johnson, a former beneficial owner of more than 5% of our shares of Class A common stock outstanding. In connection with the mutual release, Mr. Johnson agreed to tender to the Company 125,000 shares of our Class A common stock owned by him in exchange for a promissory note in the amount of $360,000. The note is non-interest bearing, payable in monthly installments of $7,200 and matures on December 28, 2012. If we fail to pay any amount on the date on which it falls due or to perform any of the agreements, conditions, covenants, provisions, or stipulations contained in the note, then Mr. Johnson may, at his option and without notice to us, declare immediately due and payable the entire unpaid balance of principal with interest from the date of default at the rate of 12% per annum. On November 4, 2008, we paid Mr. Johnson $14,400 towards the balance owed on the note and an additional $7,200 on each of January 6, 2009 and February 9, 2009.

          We do not currently have any formal written policies or procedures for the review, approval, or ratification of any related party transaction, although we intend to adopt a related party transaction policy in the future.

Independence of Members of the Board of Directors

          One of our directors, Mr. Gideon Taylor, is employed by us and is therefore not independent under any definition of independence of a national securities exchange or of an inter-dealer quotation system which has requirements that a majority of the board of directors be independent. Furthermore, Ms. Melissa Conner is not independent, within the meaning of the NASDAQ Marketplace Rules, although this rule is not presently applicable to us, due to the fact that she is the daughter of Mr. Gideon Taylor, who is employed by us as an executive officer.

          We do not currently have separately designated audit, nominating or compensation committees, or committees performing similar functions. Shares of our common stock are not listed on any national securities exchange, and thus we are not subject to the SEC’s or any exchange’s rules requiring standing committees or independent directors. We are not, and in the past have not been, subject to any specific corporate governance guidelines or rules imposing requirements on the independence of our directors or committee members.

          In the near future, we intend to seek to have our common stock quoted on the OTC Bulletin Board, although the OTC Bulletin Board does not currently require issuers to maintain standing committees or otherwise comply with any particular corporate governance standards. At some future time, we may seek to have our common stock or other securities quoted on a tier of a national securities exchange. In so doing, we will reevaluate the need to have independent directors on our board and on standing committees, in light of applicable corporate governance rules and corporate best practices.

Item 8.	Legal Proceedings

          On April 24, 2007, Stearns Lending, Inc. (“Stearns”) instituted an action against New World and Francis Leonard in the Superior Court of the State of California, Riverside County, alleging breach of contract, specific performance, express contractual indemnity, unjust enrichment and declaratory relief. The complaint alleges that New World breached its indemnification obligations under the Loan Broker/Correspondent Agreement it entered into with Stearns on or about November 11, 2005. The agreement provided that New World would indemnify Stearns and hold it harmless against any claim, loss, damage, cost or other liability arising out of New World’s breach of any of its covenants, duties and/or obligations under the agreement. One of its obligations was that it would repurchase any loan Stearns funded that was found to be over 30 days delinquent within the first 120 days. Stearns claims that New World acted as a broker for a first and second mortgage to an individual in the aggregate amount of $622,000, and that the loans were over 30 days delinquent in the first 120 days. The complaint states that the defaults were never cured and that New World failed to repurchase or indemnify Stearns. Stearns was seeking monetary compensatory damages, which it claimed would likely exceed $622,000. New World and Stearns commenced negotiations and in July 2008 entered into a settlement agreement. The court has retained jurisdiction over the matter to enforce the terms of the settlement agreement.

          On September 20, 2007, Arthur Casale instituted an action in the Superior Court of California, County of San Diego, against New World and 12 other defendants including Kevin Leonard, New World’s chief executive officer. The plaintiff alleges a “mass conspiracy” of New World, GMAC Mortgage, LLC, Mortgageit, Inc., and several other title and escrow companies whereby all of the defendants have “come together to create a scheme” by which they could take the plaintiff’s home in order to collect fees and commissions. The plaintiff claims $1,000,000 in damages. The matter is currently pending, since the individual whom the plaintiff accused of leading the conspiracy has died. A mediation occurred on November 18, 2008, however, the parties were unable to come to an agreement. We believe Mr. Casale’s claims are without merit, and we intend to vigorously defend against the claim.

          On January 25, 2008, a judge in the Circuit Court for Prince George’s County, Maryland, entered a judgment in favor of First Franklin Financial Corp. against New World in the amount of $319,860 for breach of contract. As of the date of this registration statement, the judgment has not been satisfied.

          On July 21, 2008, a default judgment against New World was entered in the United States District Court of the Eastern District of New York in Gary Hosking v. New World Mortgage, Inc. and New World Capital Holdings, Inc., Case No. 2007cv02200, for failure to appear in a class action lawsuit under the Fair Labor Standards Act to recover unpaid overtime compensation, liquidated damages, allegedly unlawfully withheld wages, statutory penalties, and damages owed to certain loan officers formerly employed by New World. The amount of damages and attorney’s fees has yet to be determined by the court.

          On August 1, 2008, New World and NEC Financial Services Inc. (“NEC”) entered into a stipulation for judgment in NEC Financial Services Inc. v. New World Mortgage, Inc. and Francis Leonard, Case No. RIC 445282, in the Superior Court of the State of California, County of Riverside, whereby New World agreed to pay NEC the sum of $86,300 (the “Stipulation Amount”) for its breach of certain equipment leases. The court entered a judgment in the principal amount of $132,656 which shall be stayed so long as New World pays NEC the Stipulation Amount in installments over the course of the next three years.

          On October 30, 2008, in First Collateral Service, Inc. v. New World Mortgage, Inc.; Francis Thomas Leonard, Case No. 74 148 Y 00479 08 LUCM, an arbitrator for the American Arbitration Association in the State of New York entered a judgment against New World in favor of First Collateral Service, Inc. (“First Collateral”) in the amount of $702,751 (“Judgment Amount”) which represents two performing loans which First Collateral has not been able to sell. The judgment was entered as a result of New World, Francis Leonard and First Collateral entering into a settlement agreement and release whereby New World and Francis Leonard agreed to have a judgment entered against them for the Judgment Amount. New World believes that First Collateral will eventually be able to sell these two loans but in this economic climate, it is difficult to predict exactly when. At such time as those loans are sold, New World will be credited with the sale amount, but will be liable for any short fall, costs and fees not otherwise absorbed. As of the date of this registration statement, the judgment has not been satisfied.

          On December 3, 2008, a default judgment against New World was entered in the Supreme Court of the State of New York, County of Suffolk, in 900 Merchant’s Concourse, LLC v. Geneva Funding Corp., New World Mortgage, Inc. and Domenick Pisciotta, Index No. 005167/2008, in favor of 900 Merchant’s Concourse, LLC in the amount of $375,000 plus interest and costs. As of the date of this registration statement, the judgment has not been satisfied.

          Except as set forth above, based on the information available to us, we do not believe we are currently subject to any other material litigation or legal proceeding. Other litigation may arise in the future, however, which may be material and may or may not be in the ordinary course of business.

Because the eventual outcome of any litigation is hard to predict, we are not certain whether the eventual outcome of any new litigation will have a material adverse effect on our business. In addition, we may become involved in other litigation from time to time relating to claims arising in the ordinary course of our business which, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Item 9.	Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters

          There is currently no established public trading market for shares of our common stock.

          As of March 31, 2009, there were 1,885,880 shares of our Class A common stock outstanding, held by approximately 189 shareholders of record, solely based upon the count our transfer agent provided us as of that date. This number does not include:

•	any beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries, or

•	broker-dealers or other participants who hold or clear shares directly or indirectly through the Depository Trust Company, or its nominee, Cede & Co.

          We have not paid dividends on our common stock in the past and do not anticipate paying dividends on our common stock in the foreseeable future. We anticipate that we will retain future earnings, if any, to fund the development and growth of our business. In addition, the FBCA prohibits us from declaring and paying a dividend on our capital stock if, after giving effect to such dividend or distribution:

               (a) we would not be able to pay our debts as they become due in the usual course of business; or

               (b) our total assets would be less than the sum of our total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

          As of March 31, 2009, there were 750,000 shares of our Class B common stock outstanding held by Mr. Gideon Taylor, our Chairman and Chief Executive Officer. Each share of Class B common stock is convertible into one share of Class A common stock at any time, at the option of the holder of the Class B common stock.

          Mr. Taylor is also presently the holder of 250,000 shares of Series A Preferred Stock, which represents 100% of the outstanding shares of Series A Preferred Stock outstanding. The designation of the Series A Preferred Stock provides that the 250,000 shares of Series A Preferred Stock are convertible into five percent (5%) of the total issued and outstanding shares of Class A Common Stock at any time. As a result, the number of shares of Class A common stock issuable upon conversion of the Series A Preferred Stock will vary depending on the number of shares of Class A common stock issued and outstanding at the time of conversion. As of March 31, 2009, 94,294 shares of our Class A common stock are reserved for issuance upon conversion of the Series A Preferred Stock.

          As of March 31, 2009, 250,000 shares of our Class A common stock were subject to outstanding options. We do not currently have any other outstanding warrants or options to purchase either Class A or Class B common stock.

          As of the date of this registration statement, 1,000,880 shares of our common stock would be eligible for resale under Rule 144 of the Securities Act were a trading market in our common stock to develop, which calculation excludes shares of our common stock held by our executive officers and directors. In general, under certain provisions of Rule 144, a person may sell shares of common stock acquired from us immediately without regard to manner of sale, the availability of public information about us or volume limitations, if: the person is not our affiliate and has not been our affiliate at any time during the three months preceding the sale; and the person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates. There is currently no trading market for our common stock.

          We have granted “piggy-back” registration rights to Mr. Taylor and agreed to register for resale under the Securities Act all of the shares of our common stock issued to Mr. Taylor under his employment agreement. As of March 31, 2009, we have issued to Mr. Taylor 125,000 shares of Class A common stock, 750,000 shares of Class B common stock, which are convertible into Class A common stock on a one-for-one basis, and 250,000 shares of Series A Preferred Stock which is convertible into 5% of our Class A common stock outstanding at the time of conversion. At present we are not publicly offering, and we do not presently propose to publicly offer, any of our shares of common stock and do not anticipate filing a registration statement in the near future.

Item 10.	Recent Sales of Unregistered Securities

          In the three years preceding the filing of this Registration Statement, we have issued the securities set forth below that were not registered under the Securities Act.

          The equity transactions listed below were exempt from registration pursuant to Section 4(2) and Rule 506 promulgated under the Securities Act. All of the transactions involved sales of shares of our common stock or options to investors who we believe meet the SEC’s definition of “accredited investor” set forth in Rule 501 under the Securities Act.

          The securities are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. A legend was placed on the certificates representing the securities providing that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Date	Purchaser	Price	No. of Shares of Stock	Class of Stock	Proceeds

8/9/2007	Perfect Web Technologies, Inc., founder (1)	Founder’s stock	20,000,000	Class A Common Stock	—

1/21/2008	Director and executive officer of the Company	For past and future services to be provided as Chief Executive Officer of the Company	125,000	Class A Common Stock	—

1/21/2008	Director of the Company	For consulting services unrelated to his services as director	125,000	Class A Common Stock	—

1/22/2008	A sophisticated investor which was provided access to Company management and information	$2.88	125,000	Class A Common Stock	$360,000

4/15/2008	A sophisticated investor which was provided access to Company management and information	As consideration for acquisition of New World Mortgage, Inc.	25,000	Class A Common Stock	—

4/15/2008	Executive officer of a subsidiary of the Company	For past and future services to be provided as Chief Executive Officer of New World Mortgage, Inc.	475,000 and options to purchase 250,000 shares of Class A common stock.	Class A Common Stock	—

4/15/2008	A sophisticated investor which was provided access to Company management and information	For consulting services under a consulting agreement	10,000	Class A Common Stock	—

11/10/2008	Director and executive officer of the Company	For past and future services to be provided as Chief Executive Officer of the Company	750,000	Class B Common Stock (2)	—

11/10/2008	Director and executive officer of the Company	For past and future services to be provided as Chief Executive Officer of the Company	250,000	Series A Preferred Stock (3)	—

3/2/2009	Consultant	For consulting services	125,000	Class A Common Stock	—

(1)	The Company was formed by and originally a wholly-owned subsidiary of Perfect Web Technologies, Inc.

(2)	Each share of Class B common stock is convertible at any time at the option of the holder into Class A common stock on a one-for-one basis.

(3)

The designation of the Series A Preferred Stock provides that the 250,000 shares of Series A Preferred Stock are convertible into five percent (5%) of the total issued and outstanding shares of Class A Common Stock at any time. As a result, the number of shares of Class A common stock issuable upon conversion of the Series A Preferred Stock will vary depending on the number of shares of Class A common stock issued and outstanding at the time of conversion.

Item 11.	Description of Registrant’s Securities to be Registered

          We are authorized to issue up to 150,000,000 shares of $.0001 par value Class A Common Stock (the “Class A Common Stock”), 5,000,000 shares of $0.01 par value Class B Common Stock (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and 10,000,000 shares of $0.001 par value Preferred Stock (the “Preferred Stock”). Of the 10,000,000 shares of Preferred Stock, we have designated 250,000 shares as Series A convertible preferred stock (“Series A Preferred Stock”).

          As of March 31, 2009, there were 1,885,880 shares of Class A Common Stock held by approximately 189 shareholders of record as reported by our transfer agent, which does not include shareholders holding their shares in DTC or “street name,” and 750,000 shares of Class B Common Stock held by one shareholder. In addition, there are 250,000 shares of Series A Preferred Stock outstanding held by one shareholder as of the same date. The following is a description of our capital stock as set forth in our Amended and Restated Articles of Incorporation and our By-laws, which have been filed with the SEC as exhibits to this registration statement.

Common Stock

          Our Common Stock is divided into two classes, Class A Common Stock and Class B Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock or other securities of our Company. There are no other subscription rights or conversion rights, and there are no sinking fund provisions applicable to our Common Stock.

          In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock or Class B Common Stock unless the shares of Class A Common Stock and Class B Common Stock at the time outstanding are treated equally and identically, except that such dividends or stock splits or combinations shall be made in respect of shares of Class A Common Stock and Class B Common Stock in the form of shares of Class A Common Stock or Class B Common Stock, respectively.

Class A Common Stock

          Dividends. The holders of Class A Common Stock are entitled to receive, share for share with the holders of shares of Class B Common Stock, such dividends if, as and when declared from time to time by the board of directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Class A Common Stock shall receive Class A Common Stock and holders of Class B Common Stock shall receive either Class A Common Stock or Class B Common Stock, at the individual holder’s of Class B Common Stock discretion.

          Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of the Class A Common Stock are entitled to receive, share for share with the holders of shares of Class B Common Stock, all the assets of the Company of whatever kind available for distribution to shareholders, after the rights of the holders of the Preferred Stock have been satisfied.

          Voting. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Company. Except as otherwise provided in the Amended and Restated Articles of Incorporation or by the FBCA, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

Class B Common Stock

          Dividends. The holders of the Class B Common Stock are entitled to receive, share for share with the holders of shares of Class A Common Stock, such dividends if, as and when declared from time to time by the board of directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Class A Common Stock shall receive Class A Common Stock and holders of Class B Common Stock shall receive either Class A Common Stock or Class B Common Stock at the individual holder’s of Class B Common Stock discretion.

          Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of the Class B Common Stock are entitled to receive, share for share with the holders of shares of Class A Common Stock, all the assets of the Company of whatever kind available for distribution to shareholders, after the rights of the holders of the Preferred Stock have been satisfied.

          Voting. Each holder of Class B Common Stock is entitled to twenty (20) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation. Except as otherwise provided in the Company’s

Amended and Restated Articles of Incorporation or by the FBCA, the holders of Class A Common Stock and the holders of Class B Common Stock will at all times vote on all matters (including the election of directors) together as one class.

          Conversion. Each share of Class B Common Stock is convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time. In addition, each share of Class B Common Stock will be automatically converted into one fully paid and nonassessable share of Class A Common Stock upon any sale, pledge, conveyance, hypothecation, assignment or other transfer (a “Transfer”) of such share, whether or not for value, by the initial registered holder (the “Initial Holder”) thereof, other than any such Transfer by such holder to (i) a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or (ii) another person that, at the time of such Transfer, beneficially owns shares of Class B Common Stock or a nominee thereof; provided that, notwithstanding the foregoing, (A) any Transfer by the Initial Holder without consideration to (1) any controlled affiliate of such Initial Holder which remains such, (2) a partner, active or retired, of such Initial Holder, (3) the estate of any such Initial Holder or a trust established for the benefit of the descendants or any relatives or spouse of such Initial Holder, (4) a parent corporation or wholly-owned subsidiary of such Initial Holder or to a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the Initial Holder or a wholly-owned subsidiary of such parent, or (5) the spouse of such Initial Holder, in each case, shall not result in such conversion or (B) any bona fide pledge by the Initial Holder to any financial institution in connection with a borrowing shall not result in such conversion; and provided, further, that in the event any Transfer shall not give rise to automatic conversion hereunder, then any subsequent Transfer by the holder (other than any such Transfer by such holder to a nominee of such holder (without any change in beneficial ownership)) or the pledgor, as the case may be, shall be subject to automatic conversion upon the terms and conditions set forth herein.

          The one-to-one conversion ratio for the conversion of the Class B Common Stock into Class A Common Stock will in all events be equitably adjusted in the event of any recapitalization of the Company by means of a stock dividend on, or a stock split or combination of, outstanding Class A Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Company with another corporation.

Preferred Stock

          Under our Amended and Restated Articles of Incorporation, our board of directors is authorized, without shareholder approval, to issue from time to time up to 10,000,000 shares of Preferred Stock. Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the board of directors. The rights of the holders of shares of our Common Stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock.

Series A Preferred Stock

          Designation. Our board of directors has designated 250,000 shares of our Preferred Stock as Series A Preferred Stock, with a par value $.001 per share. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company will be cancelled and revert to authorized but unissued shares of Preferred Stock, undesignated as to series.

          Dividends. The holders of the Series A Preferred are not entitled to receive dividends until such a time the Series A Preferred Stock has been converted into Class A Common Stock.

          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall automatically convert their shares of Series A Preferred Stock into Class A Common Stock at the conversion rate described below and shall be entitled to receive any of the remaining net assets of the Corporation at the same rate as all of the other shares of Class A Common Stock then outstanding.

          Conversion of Series A Preferred Stock. The Series A Preferred Stock, in the aggregate, is convertible into shares of the Corporation’s Class A Common Stock as set forth below.

          Voluntary Conversion. The holder of the Series A Preferred Stock has the right to convert all of the 250,000 shares of Series A Preferred Stock (“Total Shares”) into five percent (5%) of the total issued and outstanding shares of Class A Common Stock at any time, in whole or in part. In the event of a partial conversion of the Series A Preferred Stock, the number of shares of Class A Common Stock issuable upon such conversion shall be determined on a pro rata basis, based on the percentage of the Total Shares of Series A Preferred Stock so converted.

          Mandatory Conversion. In the event that the Company is consolidated with or merged into any other corporation, the Series A Preferred stock will automatically convert into five percent (5%) of the issued and outstanding Class A Common Stock as part of the terms of such consolidation or merger so that any holder of Series A Preferred Stock may thereafter receive in lieu of Class A Common Stock otherwise issuable upon conversion of his or her Series A Preferred Stock, but only in accordance with the conversion ratio set forth above, the same kind and amount of securities as may be distributable upon such consolidation or merger with respect to the Class A Common Stock.

          Conversion Price. The Total Shares of Series A Preferred Stock shall be convertible into five percent (5%) of the total issued and outstanding shares of Class A Common Stock without any additional consideration by the holder to effectuate the conversion.

          Additional Provisions Applicable to All Conversions. Any conversion of Series A Preferred Stock into Class A Common Stock will be subject to the following additional terms and provisions, among others:

          In the event that the Company shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the conversion of the Series A Preferred Stock shall not be effected. Accordingly, the Series A Preferred Stock will convert into five percent (5%) of the issued and outstanding shares of Class A Common Stock after any such subdivision or combination.

          The holder of Series A Preferred Stock will not receive a distribution in the event that the Company shall at any time pay to the holders of its Class A Common Stock a dividend in Class A Common Stock or otherwise makes a distribution on the Common Stock until such a time when the Series A Preferred Stock have been converted into Class A Common Stock.

          Redemption. The Series A Preferred Stock of any holder is redeemable, in whole or in part, at the option of the Company by resolution of the board of directors, from time to time and at any time, commencing any time after the date hereof. The redemption price for the Total Shares of Series A Preferred Stock is equal to the greater of: (i) five percent (5%) of the total market value of the Company (measured on the total issued and outstanding Class A Common stock multiplied by the five day (5 day) average closing price), or the book value as determined by a independent auditing firm or (ii) five million ($5,000,000) dollars (the “Redemption Price”). In the event of a partial redemption of the Series A Preferred Stock, the Redemption Price shall be paid on a pro rata basis, based on the percentage of the Total Shares of Series A Preferred Stock so redeemed. Within fifteen (15) calendar days of the Company’s first mailing of a notice of redemption, the holder will have the option of converting the shares being redeemed into Class A Common Stock. The holder must send written notice to the Company of such holder’s intent to exercise this option by mail post-marked no later than the fifteenth (15th) calendar day after the Company first mailed the notice of redemption.

          Voting Rights. The holders of Series A Preferred Stock do not have any voting rights, except as may be required by applicable law or otherwise as specifically set forth herein.

Anti-takeover Effects of our Amended and Restated Articles of Incorporation and By-laws

          Certain provisions of our Amended and Restated Articles of Incorporation and By-laws, as well as certain provisions of Florida law, could have the effect of deterring takeovers. Our Board believes that the provisions of our Articles of Incorporation and Bylaws described below are prudent and in our best interests and in the best interests of our shareholders. Although these provisions may discourage a future takeover attempt in which shareholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, our Board believes that the benefits of these provisions outweigh their possible disadvantages. We are not aware of any current effort to effect a change in control.

          We have opted not to be governed by the affiliated transactions or control-share acquisition provisions of the FBCA. However, certain provisions of our Articles of Incorporation and Bylaws may have the effect of discouraging attempts to acquire the Company without the cooperation of our board of directors and management, including: (i) provisions requiring prior notice of matters to be brought before meetings of shareholders; (ii) the ability of our Board to issue additional shares of Common Stock authorized in our Amended and Restated Articles of Incorporation without shareholder approval; (iii) our Amended and Restated Articles of Incorporation and By-laws do not provide for cumulative voting in the election of directors; (iv) the ability of our board of directors to fix the exact number of directors by resolution adopted by a majority of all the directors then holding office; and (v) the ability of our board of directors to issue up to 10,000,000 shares of Preferred Stock, with such rights, preferences, privileges, and restrictions as are fixed by the board of directors without shareholder approval. Any of these measures may impede a takeover of our Company without the approval of our board of directors and management.

Item 12.	Indemnification of Directors and Officers

          Our organizational documents contain provisions indemnifying our directors, officers and agents to the fullest extent permitted by law. In addition, our By-laws allow us to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified subject to the provisions of applicable law.

          We are a Florida corporation and accordingly, we are subject to the corporate laws under the FBCA with respect to the indemnification of officers and directors. Generally, the FBCA provides that we may indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of our Company, by reason of the fact that he is or was a director, officer, employee or agent of our Company. It must be shown that he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duty to our Company.

          We do not intend to obtain directors and officers liability insurance for the benefit of our directors and officers in the immediate future.

Item 13.	Financial Statements and Supplementary Data

          The financial statements required to be included in this Registration Statement appear at the end of this Registration Statement beginning on page F-1.

Item 14.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

          None.

Item 15.	Financial Statements and Exhibits

(a)	The financial statements required to be included in this Registration Statement appear at the end of the Registration Statement beginning on page F-1.

(b)	See the Exhibit Index below.

Index to Exhibits

Exhibit Number	Description

2.1	Stock Purchase Agreement between Willing Holding, Inc., Francis Thomas Leonard and New World Mortgage, Inc.*

3(i)	Amended and Restated Articles of Incorporation as filed with the Secretary of State of the State of Florida on November 10, 2008. *

3(ii)	By-Laws*

10.1	Employment Agreement between Perfect Web Technologies, Inc., Willing Holding, Inc. and Gideon Taylor. *

10.2	Employment Agreement between Willing Holding, Inc., New World Mortgage, Inc. and Kevin Leonard. *

10.3	Lease Agreement, dated February 27, 2008, by and between Sequoia Investments XIV, LLC and Willing Holding, Inc. for Greensboro, NC space. *

10.4	Lease Agreement, dated January 1, 2007, by and between Karen Morrison and New World Mortgage, Inc. for Murrieta, CA space. *

10.5	Consultant Agreement between Willing Holding, Inc. and Glenn Morris/Mortgage Services of Gibsonville. *

10.6	Promissory Note dated October 28, 2008 executed by Willing Holding, Inc. in favor of Robert Johnson. *

21.1	Subsidiaries of Willing Holding, Inc. *

* Previously filed as exhibit to the Company’s registration statement on Form 10 filed with the Securities and Exchange Commission on February 3, 2009 and incorporated herein by reference.

SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WILLING HOLDING, INC.

Date: April 28, 2009
	By:	/s/ Gideon D. Taylor
Gideon D. Taylor, Chairman
and Chief Executive Officer

GRUBER & COMPANY LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Willing Holding, Inc.

We have audited the accompanying balance sheet of Willing Holding, Inc. as of December 31, 2008 and 2007 and the related statements of operations, stockholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007 and the results of its’ operations and its’ stockholders equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company had a loss in 2008 of $6,543,315 and its total liabilities exceeded its current assets by $3,011,894 and had a negative equity of $1,674,357. These factors among others raise substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty

Gruber & Company LLC

Lake St. Louis MO 63367

Dated: April 3, 2009

WILLING HOLDING, INC.
BALANCE SHEETS

	December 31, 2008	December 31, 2007
Assets
Current Assets:
Cash and Cash Equivalents	$5,259
Marketable Securities	7,000	$—
Prepaid Expenses	303,600	—

Total Current Assets	315,859	—
Fixed Assets	427,232
Prepaid Expenses and Deposits	910,305	—

Total Assets	$1,653,396	$—
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable and Accrued Expenses	419,957
Related Party Payable	$103,251	$—
Due to Former Parent	127,945	127,945
Judgment and Settlements Payable	2,113,428	—
Current Portion of Long Term Debt	117,278	—
Total Current Liabilities	2,881,859	127,945
Long Term Debt	445,894	—
Total Liabilities	3,327,753	127,945
Stockholders’ Equity:
Preferred Stock, 10,000,000 authorized 250,000 issued and outstanding @.001	250	—
Common Stock, 150,000,000 shares authorized, issued and outstanding 1,760,880 shares @.0001	177
Additional Paid in Capital	4,996,726	—
Retained Deficit	(6,671,510)	(127,945)
Total Stockholders’ Equity (Deficit)	(1,674,357)	(127,945)
Total Liabilities and Stockholders Equity	$1,653,396	$—

The accompanying notes are an integral part of these financial statements.

WILLING HOLDING, INC.
STATEMENT OF OPERATIONS

	For the years ended December 31,
	2008	2007
Revenues	$1,156,616
Expenses:		—
Wages	639,489
Loan Fees	1,851,721

Selling General and Administrative Costs	1,445,081	27,398
Total Expenses	3,936,291
Loss from Operations	(2,779,675)	(27,398)
Other Expenses:
Impairment Loss	(3,670,890)	—
Impairment-Loss on Investment	(93,000)
Total Other Expenses	(3,763,890)	—

Net (Loss)	$(6,543,565)	$(27,398)

Profit (Loss) Per Share	$(5.427)	$—

Weighted Average Shares Outstanding	1,205,742	—

The accompanying notes are an integral part of these financial statements.

Willing Holding, Inc.
Statements of Stockholders’ Equity (Deficit)

	Common Stock			Preferred Stock			Retained
							Earnings
	Shares	Amount		Shares	Amount	APIC	(Deficit)	Total
Balance, January 1, 2007		$		—	$—	$—	$(100,547)	$(100,547)
Net Loss for the Year ended December 31, 2007	—		—	—	—	—	(27,398)	(27,398)
Balance December 31, 2007	—		—	—	—	—	(127,945)	(127,945)
Shares issued for services	1,000,880		100	—	—	2,879,900	—	2,880,000
Shares issued for cash	125,000		12	—	—	360,088		360,100
Shares cancelled	(125,000)		$(12)	—	$—	$(359,988)	$	$(360,000)
Shares issued for services	735,000		74	250,000	250		2,116,726	2,116,800
Shares issued for acquisition	25,000		3					3
Net Loss							(6,543,565)	(6,543,565)
Balance December 31, 2008	1,760,880		177	250,000	250	4,996,726	(6,671,510)	(1,674,357)

The accompanying notes are an integral part of these financial statements.

WILLING HOLDING, INC.
STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2008	2007

Cash Flows from Operating Activities:
Net Profit (Loss) for Year	$(6,543,565)	$(27,398)
Depreciation	120,000
Adjustments to reconcile net loss to cash used by operating activities
Share issuance for spinoff	2,880,000
Share issuance for services	2,116,800
Share issuance	253
Marketable Securities	93,000
Loans held for resale
Prepaid Costs and Advances	(1,213,905)	—
Due to Affiliate	—	27,398
Accounts Payable and Judgments Payable	2,533,385
Cash Provided (Used) By Operations	(14,032)	—
Net Cash Used by Investing Activities
Purchase of Assets	(547,232)	—
Marketable Securities	(100,000)
Cash Provided by Investing Activities	(647,232)	—
Net Cash Provided by Financing Activities
Proceeds of Common Stock and Contribution	100	—
Proceeds from Related Party	103,251
Increase in borrowings	563,172
Cash Used for Financing Activities	666,523	—

Increase (Decrease) in Cash	5,259	—
Cash-Beginning
Cash-End	$5,259	$—

Supplemental disclosures:
Income Taxes paid	$—	$—
Interest Expense	$—	$—

The accompanying notes are an integral part of these financial statements.

WILLING HOLDING, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 1 – Organization and Significant Accounting Policies

Organization and Line of Business

Willing Holding, Inc. formerly Perfect Web Inc. was incorporated in the state of Florida in November of 2005. For the years 2006, 2007 and until July 2008 the Company was a wholly owned subsidiary of Perfect Web Technologies, Inc. when it was spun out as a separate Company. The Company has entered the business of telemarketing and Internet marketing that manages a call center employing either a live operator or a recorded message, in which case it is known as “automated telemarketing” using voice broadcasting to acquire potential clients as well as continuing through its wholly owned subsidiary New World Mortgage, as a mortgage broker.

Prior to the emergence of a economic slowdown and its adverse effect on the mortgage and housing industries, New World developed an e-commerce platform that combines search engine organization and website design for small businesses, its primary market. The service, located at www.toprankedlisting.com, is focused on placing its clients in the top of the major search engines local directories that include those provided by Yahoo and Google.

Additionally the Company intends to concentrate its business in the telecom industry that it anticipates will include; one-stop service capabilities to development, design, engineer, project management, installation, construction, operation and ongoing maintenance services for both telecommunications/communication systems.

Business Combination

On April 15, 2008, the Company acquired New World Mortgage Inc. (“New World”) and has accounted for this under the purchase method of accounting and subsequently reduced or impaired the values acquired to their fair value. On the date of purchase, New World’s liabilities at fair value exceed their assets by $695,587 which was assigned to goodwill. In addition, the shares issued were valued at the market price used to raise money and resulted in a value of $2,880,000. The Company impaired both amounts which were assigned to goodwill.

The purchase of New World was a share exchange whereby the Company issued 25,000 shares of its common stock to Francis Leonard, the father of Kevin Leonard and previously the sole shareholder of New World. The Company acquired 100% of the voting interests of New World. Since October 15, 2008, the Company and Francis Leonard have had the right to rescind the acquisition transaction on the terms set forth in the stock purchase agreement, including for example, bankruptcy of either party, death or permanent disability of Mr. Francis Leonard, failure of New World to maintain certain cash flow margins or the Company’s failure to use best efforts to fund the growth of New World. This right of rescission has no expiration date. The primary reason for the acquisition was to obtain the New World’s sales organization and telemarketing experience to assist the Company in building its new telecommunications company.

The Condensed Balance Sheet at Acquisition of New World was as follows;

Cash	$8,224
Fixed Assets	500,587
Total	508,811
Accounts Payable	250,342
Short Term Debt	768,842
Long Term Debt	175,514
Total Liabilities	1,194,698

Goodwill	695,887

In addition the Company issued 1,000,880 shares to the former stockholders in consideration of the spinoff, shares valued at the determinable market price of $2.88 and charged to goodwill. The Company has impaired both charges to goodwill.

Basis of Presentation/Principles of Consolidation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

The financial statements include the accounts of the Company, and its newly acquired 100% owned subsidiary, New World Mortgage which was acquired on April 15, 2008.

The Company treated this acquisition as a purchase and as such has included in the statement of operations their activity from April 15, 2008 to December 31, 2008.

All intercompany transactions have been eliminated in consolidation.

Business Condition

These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of December 31, 2008 the Company had significant operating losses, and limited liquid assets.. The continuation of the Company is dependent upon improved economic conditions, financial support, as well as becoming profitable.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. Stock option awards are valued using the Black-Scholes option-pricing model.

As there is no trading history and the Company securities are not offered to the public, the Company has determined that the fair value of its stock, is the price paid when it raised funds or $2.88 per share.

During the year ended December 31, 2008 the Company issued 1,760,880 shares of stock, 125,000 for cash of $360,000, which was later cancelled and converted to debt, 735,000 shares for services rendered, $913,100 included as an expense under general and administrative costs in the statement of operations, and $1,203,700 as a prepaid expense related to the unamortized portion of services rendered, under various agreements at December 31, 2008. The Company also issued 25,000 shares in connection with its purchase of New World Mortgage.

In July of 2008 the Company issued 1,000,880 shares of stock valued at $2.88 per share to the shareholders of Perfect Web Technology Inc. as consideration for the spin off. The Company then impaired this transaction as it could not determine, sufficiently, the economic value in future periods.

In connection with the Company’s formation, the Company initially issued 20,000,000 shares of its common stock to Perfect Web Technologies, Inc. (“PWTI”) such that PWTI became the Company’s sole shareholder and parent company. On July 31, 2008, PWTI spun-off 1,000,880 of its shares of the Company’s common stock to its shareholders. PWTI then returned to the Company the remaining 18,999,120 shares of the Company’s common stock for cancellation, effective as of the same date. The purpose of the cancellation was so that the Company could be an independent operating company after the spin-off. PWTI did not receive any compensation for the cancelled shares.

The Company has also issued 250,000 options to an officer at a price exceeding the derived market price of the stock. The issuance of the options have no financial impact on the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, other current assets, accounts payable, accrued interest and due to related party, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $250,000 insurance limit. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a “primary-asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company reviewed the acquisition and concluded based upon future cash flows that an impairment was not warranted as it related to Goodwill, but did impair the issuance of shares for the spin off.

Advertising Costs

Theses costs are expensed as incurred. During the periods there was no advertising expense.

Income Taxes

The Company for 2006 and 2007 was a subsidiary and consolidated it losses with the Parent. In 2008 the Company has a net operating loss carry forward of approximately 6.5 million dollars. As it is mote likely than not, that the Company will not realize the benefit of this, no provision for a deferred tax asset has been established.

Earnings Per share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

Impairment Loss on Investments

The Company has recognized a unrealized loss on the drop in market value of a publicly traded security. The Company purchased 500,000 shares of stock valued at time of purchase at $100,000. At December 31, 2008, the market price of the stock was .014 cents or $7,000. The loss of $93,000 is included in the statement of operations under other expenses.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after

December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We have adopted SFAS No. 159 and there is no impact the adoption of SFAS No. 159 has on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires Company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders’ equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We have adopted the recognition provisions of SFAS No. 158 and it did not have an effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have adopted SFAS No. 157 and it has no impact on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. There is no impact of the application of the Interpretation to its financial statements.

Note 2 – Goodwill

The Company recognized goodwill, on its acquisition of New World Mortgage and its issuance of stock to the shareholders on record at the time of separation from the former Parent. The Company has evaluated the acquisition on future cash flows and has concluded that the acquisition should be impaired. The loss on impairment is shown in the statement of operations under other expense.

Note 3 – Fixed Assets

Fixed Assets consist of Autos, Computers, Furniture and Fixtures and other office equipment with asset lives of between three and five years At December 31, 2008:

Vehicles and other	$395,770
Furniture, Fixtures Equipment	624,406
Total	1,020,176

Accumulated Depreciation	592,944
Net	$427,232

Depreciation Expense was 120,000 for the period..

Note 4 – Debt

The Company’s debt at December 31, 2008 consisted of as follows:

2008
Warehouse Line, related to loans held for resale-Judgment	$702,751
Note payable to a Bank secured by vehicles	158,576
Note payable to a related party	103,251
Note payable to GMAC	58,997
Various Judgments for non payment	1,410,676
Note payable former shareholder	345,600
Total	2,779,851
Less Current Portion	2,333,957
Long Term Debt	$445,894

The Company in 2008 received a judgment notice for lack of payment for the amount indicated.

Note payable to a bank of $158,576 is payable in monthly installments of $3,160 with interest at 6.69% due in October 2013.

Note payable to a related party is due without interest payable on demand.

Note Payable to GMAC, is due with monthly payments of $1,180 interest free due October 2012.

The Company is liable on six judgments for various amounts related to obligations not satisfied equally $1,410,676. The Company has been unable to arrange any satisfactory agreement for payment.

The Company is obligated to a former shareholder. Payment terms indicate a monthly amount of $7,200.

Note 5 – Due to Former Parent

The Company’s debt consists of amounts owed the former Parent due on demand without interest for advance made by the Parent for expenses principally in 2007 and 2006.

Note 6 – Commitments and Contingencies

The Company has two rental agreements, the first for it wholly owned subsidiary located in California which is on a month to month lease agreement for office space of $3,000 per month plus a three year rental agreement commencing in April of 2008 for its parent of $1,242 per month.

Employment Agreements

Gideon Taylor, the founder and President, will receive a salary and bonus that shall be determined by the Company board of directors as well as five percent (5%) non-dilutive ownership interest represented by Preferred A stock that represents a minimum of five percent (5%) of the issued and outstanding stock of the Company and upon termination or resignation of Mr. Taylor he shall receive a severance of two million ($2,000,000.00) as long as the Employee has not committed the “for cause” violation.

Additionally, Mr. Taylor has received seven hundred and fifty thousand shares (750,000 shares) of the Company’s Class B stock.

Kevin Leonard, the founder of New World Mortgages, Inc. will receive $200,000.00 in salary for the first year of service. Additionally, Mr. Leonard has received four hundred seventy five thousand shares of the Company’s common stock (475,000 shares), and has the Option to purchase two hundred and fifty thousand shares (250,000 shares) at $2.50 per share for a period of five years from the date of the acquisition.

Mr. Leonard may at his option exchange the Options with the Company at $5.00 per share and the Company may opt to exchange Mr. Leonard’s Options at the greater of $10.00 per share or eighty percent (80%) of the price of the stock on the day of the exchange. The foregoing Option compensation is predicated on the performance of the Company.

Litigation

The Company is involved in various lawsuits as a defendant which have resulted in judgments against them as detailed in note 4 to these financial statements. The Company is also involved in 4 additional lawsuits where the ultimate result is unknown but is not expected to result in any future liability.

Note 7 – Related Party Transaction

In 2008 the Company issued 125,000 shares of stock to its President pursuant to an employment agreement from January 14, 2008 to 2009. The Company has recognized the expense portion in its statement of operations equal to approximately eleven twelfths of the total value of $360,000 with the balance as a prepaid expense.

The Company purchased in March of 2008 securities in a public company from its officer for $100,000 and has since adjusted that cost to market.

Note 8 – Subsequent Events

In February 2009 the Company issued 125,000 shares to a consultant of the Company for services rendered valued at the deemed market price.

Note 9 – Segment Information

The Company is now involved in two different business segments-the first mortgage loans and the second Search Engine Fees. At December 31, 2008 the respective profit and losses were as follows.

Mortgage Revenues	$959,053

Expenses	2,407,384

Loss	(1,448,331)

Search Engine Revenues	197,563

Expenses	254,873

Loss	(57,310)

In addition to the above, losses from the parent totaled $5,037,674 consisting mainly of impairment losses and stock for services fees.

GRUBER & COMPANY LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of New World Mortgage, Inc.:

We have audited the accompanying balance sheet of New World Mortgage, Inc. as of December 31, 2007 and 2006 and the related statements of operations, stockholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006 and the results of its’ operations and its’ stockholders equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty

Gruber & Company LLC

Lake St. Louis MO 63367

Dated: July 3, 2008

NEW WORLD MORTGAGE, INC.
BALANCE SHEETS

	April 14, 2008	December 31, 2007	December 31, 2006
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$3,224	$—	$226,854
Accounts Receivable	—	40,414	484,708
Loans Held for Resale	—	1,124,250	8,962,296
Prepaid Costs and advances		4,836	7,100
Total Current Assets	3,224	1,169,500	9,680,958
Fixed Assets – Net	500,587	529,233	1,081,918
Deposits	—	10,205	19,566
Total Assets	$503,811	$1,708,938	$10,782,442

Liabilities and Stockholders Equity (Deficit)
Bank Overdraft	$	$8,511	$—
Accounts Payable and Accrued Expenses	250,342	390,045	397,565
Current Portion of Long Term Debt	768,842	741,436	8,872,834
Total Current Liabilities	1,019,184	1,139,992	9,270,399

Long Term Debt	175,514	208,848	216,285
Total Liabilities	1,194,698	1,348,840	9,486,684

Stockholder’s Equity
Common Stock, 10,000 shares authorized and issued @1.00 par value	10,000	10,000	10,000
Treasury Stock	(5,000)	(5,000)	—
Retained Earnings	(695,887)	355,098	1,285,758
Total Stockholder’s Equity	(690,887)	360,098	1,295,758
Total Liabilities and Stockholders Equity	$503,811	$1,708,938	$10,782,442

The accompanying notes are an integral part of these financial statements.

NEW WORLD MORTGAGE, INC.
STATEMENT OF OPERATIONS

	For the Period ended April 14, 2008	For the years ended December 31,
		2007	2006
	(unaudited)
Revenues	$1,188,720	$24,680,674	$36,213,449

Expenses
Wages and related costs	243,671	5,191,775	8,069,893
Loan originations costs	1,758,972	18,460,343	25,917,350
Selling General and Administrative Costs	237,062	1,931,007	2,676,510

Total	2,239,705	25,583,125	36,663,753

Loss from Operations	(1,050,985)	(902,451)	(450,304)

Other Income (expense)		(28,209)	762,934

Net Profit (Loss)	$(1,050,985)	$(930,660)	$312,630

Profit (Loss) Per Share	$(105.10)	$(93.07)	$31.26

Weighted Average Shares Outstanding	10,000	10,000	10,000

The accompanying notes are an integral part of these financial statements.

NEW WORLD MORTGAGE, INC.
Statements of Stockholders’ Equity (Deficit)

	Common Stock		Treasury Stock			Retained Earnings (Deficit)

	Shares	Amount	Shares	Amount	APIC		Total
Balance, January 1, 2006	10,000	$10,000	—	$—	$—	$973,128	$983,128

Net Profit for the Year ended December 31, 2006	—	—	—	—	—	312,630	312,630

Balance December 31, 2006	10,000	10,000	—	—	—	1,285,758	1,295,758
Stock redeemed			5,000	(5,000)	—	—	(5,000)

Net Loss for the Year ended December 31, 2007	—	—	—	—	—	(930,660)	(930,660)
Balance December 31, 2007	10,000	$10,000	5,000	$(5,000)	$—	$355,098	$360,098

Net Loss for the Period ended April 14, 2008 (unaudited)						(1,050,985)	(1,050,985)
Balance April 14, 2008 (unaudited)	10,000	10,000	5,000	(5,000)	—	(695,887)	(690,887)

NEW WORLD MORTGAGE, INC.
STATEMENT OF CASH FLOWS

	For the Period Ended April 14, 2008	For the Years Ended December 31,

		2007	2006
	(unaudited)
Cash Flows from Operating Activities:
Net Profit (Loss) for Period	$(1,050,985)	$(930,660)	$312,630

Adjustments to reconcile net loss to cash used by operating activities
Depreciation	30,500	121,966	101,841
Disposition of Property and Equipment	—	430,719	—
Changes in Assets and Liabilities
Accounts Receivable	40,414	444,294	(146,265)
Loans Held for Resale	1,124,250	7,838,046	(6,897,885)
Prepaid Costs and Advances	4,836	2,264	—
Current Liabilities	(139,703)	(8,130,407)	6,477,277
Security Deposits	10,205	9,361	(6,215)
Cash Provided (Used) By Operations	19,517	(214,417)	(158,617)
Net Cash Used by Investing Activities
Purchases of Fixed Assets	(1,854)	—	(384,017)
Disposition of Real Estate Investment		—	867,169
Cash Provided by Investing Activities	(1,854)	—	483,152
Net Cash Provided by Financing Activities
Redemption of Treasury Stock		(5,000)	—
Proceeds from Long Term Debt/Cash Overdraft	(8,511)	—	211,424
Principal Payments of Debt	(5,928)	(7,437)	(500,975)
Cash Used for Financing Activities	(14,439)	(12,437)	(289,551)

Increase (Decrease) in Cash	3,224	(226,854)	34,984
Cash-Beginning	—	226,854	191,870
Cash-End	$3,224	$—	$226,854

Supplemental disclosures:
Income Taxes paid	$—	$25,384	$14,263
Interest Expense	$—	$5,106	$474,523

The accompanying notes are an integral part of these financial statements.

NEW WORLD MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization and Significant Accounting Policies

Organization and Line of Business

New World Mortgage (the “Company”) was incorporated in the state of California on March 13, 2001. The Company is a non-supervised institution with the U.S. Department of Housing and Urban Development which lends or invests funds in real estate mortgages for sale to permanent investors. Historically, the Company has primarily managed a call center with an office located in Murrieta, California. The Company employed either a live operator or a recorded message, in which case it is known as “automated telemarketing,” using voice broadcasting to acquire potential residential and/or commercial mortgages.

Prior to the current economic slowdown and its adverse effect on the mortgage and housing industries, the Company developed an e-commerce platform that combines search engine optimization (“SEO”) and website design for small business, its primary market. The service, located at www.toprankedlisting.com, is focused on placing its clients in the top of the major search engines local directories that include those provided by Yahoo and Google. The Company’s SEO and web site design platform has been developed by its in-house computer and software engineers. The SEO software utilizes algorithms and computer code to gain top placement on both Yahoo and Google local directories. The Company charges a monthly subscription fee that includes the initial website design and placement.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Business Condition

These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of December 31, 2007, the Company has operating losses of $930,660 for the year, and its liabilities exceeded its current assets. At April 14, 2008, losses for the period were $1,050,985 and the Company had negative equity and minimal assets. Further, the Company’s mortgage business is in an industry that is undergoing severe economic turmoil. The continuation of the Company is dependent upon improved economic conditions, financial support, as well as becoming profitable.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation, the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value for the stock on the date of grant. Stock option awards are valued using the Black-Scholes option-pricing model.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, other current assets, accounts payable, accrued interest and due to related party, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Accounts Receivable

Accounts Receivable are primarily origination fees which were determined to be 100% collectible for the periods in question.

Loans Held for Resale

Loans held for resale represents mortgage loans originated but not sold to investors at the Balance Sheet date which have been valued at the lower of cost or market value at the Balance Sheet date.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit, which after October 3, 2008 was increased to $250,000. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a “primary-asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used.

Revenue Recognition

Fees from the origination and marketing of mortgage loans are recognized in the period the sale occurs and the Company has determined that the criteria for sales treatment have been achieved based on surrendering control over the assets transferred.

Loan origination fees and incremental direct origination costs associated with loans held for resale are deferred and are recognized upon the eventual sale of the related mortgage loans to investor in accordance with SFAS No. 91 “Accounting for Non-Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”.

Advertising Costs

These costs are expensed as incurred. During 2007 and 2006 advertising expense was $110,147 and $52,387 respectively. For the period ended April 14, 2008, advertising costs were $305.

Income Taxes

The Company for 2006 and 2007 was a subchapter S Corporation, whereby the individual shareholders report their proportional income of the Company earnings and therefore there is no provision for income taxes included in these financial statements.

Earnings Per share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We have adopted SFAS No. 159 in 2008. There is no impact from the adoption of SFAS No. 159 on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires Company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders’ equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have adopted SFAS No. 157 in the first quarter of fiscal 2008 There is no impact from the adoption of SFAS No. 157 on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company adopted this in 2007 but it has no impact of the application of the Interpretation to its financial statements.

Note 2 – Fixed Assets

Fixed Assets consist of Autos, Computers, Furniture and Fixtures and other office equipment with asset lives of between three and five years at December 31, 2007:

Vehicles and other	$378,775

Furniture, Fixtures Equipment	622,551
Total	1,001,326

Net	$529,233
Accumulated Depreciation	472,093

Depreciation Expense in 2007 was $121,966.

At April 14, 2008 depreciation expenses was $30,500 for the period, asset additions were $1,854 and net assets were $500,587.

Note 3 – Debt

The Company’s debt at December 31, 2007 and 2006 consisted of the following:

	2007	2006
Warehouse Line, related to loans held for resale	$694,824	$8,828,970
Note payable to a Bank secured by vehicles	179,356	207,423
Note payable to a Bank, secured by vehicle	7,668	13,051
Note payable to GMAC	68,436	39,675
Total	950,284	9,089,119

Less Current Portion	741,436	8,872,834

Long Term Debt	$208,848	$216,285

The Warehouse line bears interest at LIBOR plus 3.75%, and at December 31, 2007 is available up to a credit line of $8,000,000 for real estate backed loans. A second warehouse line with a bank has a $50,000 maximum line of credit with interest at 10.75%.

The note payable to a bank of $179,356 in 2007 is payable in monthly installments of $3,160 with interest at 6.69% due in October 2013.

The note payable to a bank of $7,668 is payable in monthly installments of $488 due in February 2009.

The note payable to GMAC of $68,436 is payable in monthly installments of $1,180, interest free, and is due in October 2012.

At April 14, 2008 the warehouse line was $715,726, note payable secured by vehicle was $166,232, note payable to a bank was $1,042 and GMAC note payable was $61,356. The total equaled $944,356 of which the current portion was $768,842 and long term $175,514.

Note 4 – Commitments and Contingencies

The Company has a month to month lease agreement for office space for a monthly base rent of $7,744.

The Company is a party to various claims and legal proceedings arising out of the normal course of business. While the eventual outcome of these claims are hard to predict the Company maintains that the eventual outcome will not exceed their insurance coverage should they be found liable and thus will not have a material adverse effect on their business.

Note 5 – Subsequent Events

On April 15, 2008, the Company completed an acquisition whereby all of its issued and outstanding stock was acquired by Willing Holding, Inc., a Florida corporation. The Company now operates as a wholly owned subsidiary of Willing Holding, Inc.

GRUBER & COMPANY LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Willing Holding, Inc.

We have audited the accompanying balance sheet of Willing Holding, Inc. as of December 31, 2007 and 2006 and the related statements of operations, stockholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006 and the results of its’ operations and its’ stockholders equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gruber & Company LLC

Dated: October 10, 2008

WILLING HOLDING, INC.

BALANCE SHEETS

	December 31, 2007	December 31, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$—	$—
Total Assets	$—	$—

Liabilities and Stockholders Equity (Deficit)

Accounts Payable and Accrued Expenses	$—	$—
Due to Former Parent	127,945	100,547
Total Liabilities	127,945	100,547

Stockholders’ Equity (Deficit):
Preferred Stock, 10,000,000 authorized, 0 issued @.001	—	—
Common Stock A, 150,000,000 shares authorized, 1,125,000, 0 and 0	—	—
Issued and outstanding @.0001	—	—
Additional Paid in Capital
Common Stock, 150,000,000 shares authorized, issued and outstanding 1,125,000 shares @.0001
Comprehensive Loss	—	—
Deficit During the development stage	(127,945)	(100,547)
Total Stockholder’s Equity (Deficit)	(127,945)	(100,547)
Total Liabilities and Stockholders Equity	$—	$—

The accompanying notes are an integral part of these financial statements.

WILLING HOLDING, INC.

STATEMENT OF OPERATIONS

	For the years ended December 31,
	2007	2006

Revenues	$—	$—

Expenses

Selling General and Administrative Costs	27,398	100,547

Total	27,398	100,547

Loss from Operations	(27,398)	(100,547)

Other Income (expense)	—	—

Net Profit (Loss)	$(27,398)	$(100,547)

Profit (Loss) Per Share	$—	$—

Weighted Average Shares Outstanding	—	—

WILLING HOLDING, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock			Comprehensive Loss		APIC	Retained Earnings (Deficit)			Total
	Shares	Amount			Amount
Balance, January 1, 2006		$		—	$—	$—	$		$
Net Loss for the Year ended December 31, 2006	—		—	—	—	—		(100,547)		(100,547)
Balance December 31, 2006	—		—	—	—	—		(100,547)		(100,547)
				—	—	—		—		—
Net Loss for the Year ended December 31, 2007	—		—	—	—	—		(27,398)		(27,398)
Balance December 31, 2007	—		$—	—	$—	$—		$(127,945)		$(127,945)

The accompanying notes are an integral part of these financial statements.

WILLING HOLDING, INC.

STATEMENT OF CASH FLOWS

For the Years Ended December 31,
	2007	2006

Cash Flows from Operating Activities:
Net Profit (Loss) for Year	$(27,398)	$(100,547)
Comprehensive Loss
Adjustments to reconcile net loss to cash used by operating activities
Share issuance
Disposition of property and equipment		—
Changes in Assets and Liabilities
Marketable Securities
Loans held for resale
Prepaid Costs and Advances		—
Due to Affiliate	27,398	100,547
Security Deposits
Cash Provided (Used) By Operations	—	—
Net Cash Used by Investing Activities
Purchase of Goodwill	—	—
Disposition of Real Estate Investment	—
Cash Provided by Investing Activities	—	—
Net Cash Provided by Financing Activities
Proceeds of Common Stock and Contribution		—
Proceeds from Long Term Debt	—
Principal Payments of Debt
Cash Used for Financing Activities	—	—

Increase (Decrease) in Cash	—	—
Cash-Beginning
Cash-End	$—	$—

Supplemental disclosures:
Income Taxes paid	$—	$—
Interest Expense	$—	$—

The accompanying notes are an integral part of these financial statements.

WILLING HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Note 1 – Organization and Significant Accounting Policies

Organization and Line of Business

Willing Holding, Inc. formerly Perfect Web Inc was incorporated in the state of Florida in November of 2005. For the years 2006 and 2007 the Company was a wholly owned subsidiary of Perfect Web Technologies, Inc. and was spun out in July 2008. The Company intends to enter the business of telemarketing and Internet marketing that manages a call center employing either a live operator or a recorded message, in which case it is known as "automated telemarketing" using voice broadcasting to acquire potential clients.

Additionally the Company intends to concentrate its business in the telecom industry that it anticipates will include; one-stop service capabilities to development, design, engineer, project management, installation, construction, operation and ongoing maintenance services for both telecommunications/communication systems.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Business Condition

These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of December 31, 2007 the Company had operating losses, and no real business. The continuation of the Company is dependent upon improved economic conditions, financial support, as well as becoming profitable.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. Stock option awards are valued using the Black-Scholes option-pricing model.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, other current assets, accounts payable, accrued interest and due to related party, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a “primary-asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company reviewed the acquisition and concluded based upon future cash flows that an impairment was not warranted.

Advertising Costs

These costs are expensed as incurred. During the periods there was no advertising expense.

Income Taxes

The Company for 2006 and 2007 was a subsidiary and consolidated it losses with the Parent.

Earnings Per share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 no later than the first quarter of fiscal 2009. We are currently assessing the impact the adoption of SFAS No. 159 will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders’ equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS No. 157 in the first quarter of fiscal 2009. We are currently assessing the impact that the adoption of SFAS No. 157 will have on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.

Note 2 – Debt

The Company’s debt consists of amounts owed the former Parent due on demand without interest for advance made by the Parent for expenses.

Note 3– Commitments and Contingencies

The Company is committed under a three year rental agreement commencing April of 2008 for a monthly cost of approximately $1,242 per month. Minimum future rental payments are $11,178 in 2008 14,904 in 2009 and 2010 and $3,726 in 2011.

Employment Agreements-Subsequent Events

In 2008, Gideon Taylor, the founder and President, will receive a salary and bonus that shall be determined by the Company board of directors as well as five percent (5%) non-dilutive ownership interest represented by Preferred A stock that represents a minimum of five percent (5%) of the issued and outstanding stock of the Company and upon termination or resignation of Mr. Taylor he shall receive a severance of two million ($2,000,000.00) as long as the Employee has not committed the “for cause” violation.

Additionally Mr. Taylor shall receive up to one million shares (1,000,000 shares) of the Company’s Class B stock.

Starting in April 2008, Kevin Leonard, the founder of New World Mortgages, Inc. will receive $200,000.00 in salary for the first year of service. Additionally Mr. Leonard will receive five hundred thousand shares of the Company’s common stock (500,000 shares), and has the Option to purchase two hundred and fifty thousand shares (250,000 shares) at $2.50 per share for a period of five years from the date of the acquisition.

Mr. Leonard may at his option exchange the Options with the Company at $5.00 per share and the Company may opt to exchange Mr. Leonard’s Options at the greater of $10.00 per share or eighty percent (80%) of the price of the stock on the day of the exchange. The foregoing Option compensation is predicated on the performance of the company.

Note 4 – Subsequent Events

In April 2008 the Company purchased New World Mortgage, Inc. a telemarketing and sales organization with its initial focus as a real estate mortgage broker. Terms of the agreement were as follows: The Company issued 25,000 shares of its stock to the founders of New World Mortgage, Inc. for one hundred percent (100%) of the common stock of New World Mortgage, Inc. The Company also authorized to issue performance based stock options. The underlying shares of the Company’s stock will be issued to the founders of New World Mortgage, Inc. predicated on the performance of the company.

The Company accounted for this acquisition as a purchase.

From January to June of 2008 the Company issued 885,000 shares of stock, 125,000 shares for cash of $360,000, 735,000 shares of stock for services and 25,000 for the acquisition of New World Mortgage.

In July 2008, 1,000,000 shares of the Company were issued to the shareholders of the former parent as consideration for the spinoff.

WILLING HOLDING, INC.
PRO-FORMA STATEMENT OF OPERATIONS

	For the Year Ended December 31,
	2007	2007
	Willing	New World	Total	Elimination	Total
Revenues	$—	$24,680,674	24,680,674

Expenses
Origination Fees	—	18,460,343	18,460,343
Professional Fees	—	5,191,775	5,191,775
SGA Expenses	27,398	1,959,216	1,986,614

Total	27,398	25,611,334	25,638,732

Net Loss	$(27,398)	$(930,660)	(958,058)	930,660	(27,398)

(Loss) per share	$	$—			(1.10)

Weighted Average Shares Outstanding		—			25,000

The accompanying notes are an integral part of these pro-forma financial statements.

NOTES TO PRO-FORMA FINANCIAL STATEMENTS

Note 1 – Organization and Significant Accounting Policies

Organization and Line of Business

Willing Holding, Inc., formerly The Perfect Web Inc. (the “Company”) was organized in the state of Florida in November 2005 as a limited liability Company under the name The Perfect Web, LLC. In August 2007, the Company was converted into a Florida profit corporation under the name The Perfect Web, Inc. For the years 2006, 2007 and until July 2008, the Company was initially a wholly owned and later a majority owned subsidiary of Perfect Web Technologies, Inc. (“PWTI”), until PWTI’s shares of the Company were spun off to its shareholders. The Company has operated as a separate Company since the spin-off.

The Company recently entered into the business of telemarketing and Internet marketing when it acquired New World Mortgage, Inc. (“New World”) in April 2008. Historically, New World has primarily managed a call center with an office located in Murrieta, California. New World employed either a live operator or a recorded message, in which case it is known as “automated telemarketing,” using voice broadcasting to acquire potential residential and/or commercial mortgages. New World was incorporated in the state of California on March 13, 2001.

Prior to the current economic slowdown and its adverse effect on the mortgage and housing industries, New World developed an e-commerce platform that combines search engine optimization (“SEO”) and website design for small business, its primary market. The service, located at www.toprankedlisting.com, is focused on placing its clients in the top of the major search engines local directories that include those provided by Yahoo and Google. New World’s SEO and web site design platform has been developed by its in-house computer and software engineers. The SEO software utilizes algorithms and computer code to gain top placement on both Yahoo and Google local directories. New World charges a monthly subscription fee that includes the initial website design and placement.

Additionally, the Company intends to concentrate its business in the telecommunications industry that it anticipates will include: one-stop service capabilities to development, design, engineer, project management, installation, construction, operation and ongoing maintenance services for both telecommunications/communication systems.

The pro-forma presentation presents the acquisition of New World Marketing as if it had occurred under the most recent fiscal year ended December 31, 2007.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Business Condition

These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of December 31, 2007, the Company had operating losses and no real business. The continuation of the Company is dependent upon improved economic conditions, financial support, as well as becoming profitable.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. Stock option awards are valued using the Black-Scholes option-pricing model.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, other current assets, accounts payable, accrued interest and due to related party, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit, which after October 3, 2008 was increased to $250,000. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a “primary-asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company reviewed the acquisition and concluded based upon future cash flows that an impairment was not warranted.

Advertising Costs

These costs are expensed as incurred. During the periods there was no advertising expense.

Income Taxes

The Company for the fiscal years ended December 31, 2006 and 2007 was a wholly owned subsidiary and consolidated it losses with its parent, PWTI.

Earnings Per share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We have adopted SFAS No. 159 and there is no impact the adoption of SFAS No. 159 has on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires Company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders’ equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We have adopted the recognition provisions of SFAS No. 158 and it did not have an effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have adopted SFAS No. 157 and there is no impact that the adoption of SFAS has on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company has no impact from the application of the Interpretation to its financial statements.

Note 2 – Goodwill

The Company recognized goodwill which is the difference between the liabilities assumed and the net tangible assets inherited.

Note 3 – Commitments and Contingencies

The Company is indebted under a three year rental agreement commencing in April of 2008 for its executive offices at a rate of $1,242 per month and a month-to-month agreement through its subsidiary, New World, for monthly base rent of $7,744.

Note 4 – Pro-Forma Adjustments

The Financial Statement adjustments indicate the acquisition of New World by Willing and the adjustments to equity indicate the elimination of retained earnings and stock as the Company’s financial statements will now only include the financial picture from date of acquisition forward. All prior profits and loss of the acquiree are not shown.